Exhibit 10.1

AMENDED AND RESTATED LEASE AGREEMENT

BETWEEN

GUILFORD DEVELOPMENT GROUP, L.L.C.,

as Landlord

AND

INTERVAL INTERNATIONAL, INC.,

as Tenant

AMENDED AND RESTATED LEASE

THIS AMENDED AND RESTATED LEASE (this “Lease”), is dated as of September 30, 2015, between GUILFORD DEVELOPMENT GROUP, L.L.C., a Florida limited liability company (“Landlord”), and INTERVAL INTERNATIONAL, INC., a Florida corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Lease dated as of August 21, 1998, between Frank W. Guilford, Jr., Individually and as Trustee, as landlord (“Original Landlord”), and Tenant, as Tenant, as amended by that certain First Amendment to Lease, dated as of December 12, 2006 (the Lease as so amended hereinafter referred to as the “Original Lease”), Original Landlord, as Landlord’s predecessor-in-interest, leased to Tenant two (2) office buildings consisting of approximately sixty thousand fifteen (60,015) square feet of Rentable Area (as defined herein) all as more particularly shown on Exhibit A attached hereto and made a part hereof and located on North Kendall Drive at S.W. 99th Avenue, Miami-Dade County, Florida, with a street address of 9995 S.W. 88th Street, Miami, Florida  33176; and

WHEREAS, Landlord and Tenant desire to amend and restate the Original Lease as of the Commencement Date (as defined herein) in its entirety, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of One Dollar ($1.00), the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that from and after the Commencement Date, the Original Lease is amended and restated in its entirety as follows:

1.         ORIGINAL LEASE.

a.             The Original Lease is modified, amended and restated in its entirety as hereinafter set forth, and all of the following provisions shall constitute the Amended and Restated Lease which shall, as of the Commencement Date replace, in its entirety, all of the provisions of the Original Lease.  Notwithstanding the foregoing, until the occurrence of the Commencement Date, the Base Rent, Operating Costs, Landlord’s Operating Costs, parking charges for the Additional Parking Spaces, monthly charges for the additional features pursuant to Section 10.f of the Original Lease, and other charges payable by Tenant under the Original Lease shall continue to be paid by Tenant to Landlord at the same rate and in the same manner as provided in the Original Lease, and Tenant shall comply with all other terms, covenants and conditions of the Original Lease arising prior to the Commencement Date.

b.             The provisions of this Amended and Restated  Lease shall take effect on the Commencement Date.  After the occurrence of the Commencement Date, in determining the relationship between Landlord and Tenant, no further reference shall be necessary to any prior instrument or document comprising the Original Lease other than within this instrument which shall entirely and fully govern said relationship and any and all rights and obligations flowing therefrom.

2.         CERTAIN DEFINITIONS.

a.             “Premises”:  Two (2) office buildings consisting of approximately sixty thousand fifteen (60,015) square feet of Rentable Area (one office building consists of approximately thirty-two thousand three hundred forty-nine (32,349) square feet of Rentable Area, and the second office building consists of approximately twenty-seven thousand six hundred sixty-six (27,666) square feet of Rentable Area, which Buildings are interconnected including without limitation that they share the same lobby), all as more particularly shown on Exhibit A, attached hereto and made a part hereof.  The buildings comprising the Premises are located on North Kendall Drive at S.W. 99th Avenue, Miami-Dade County, Florida, with a street address of 9995 S.W. 88th Street, Miami, Florida  33176 (each hereinafter called a “Building” and collectively called the “Buildings”), located on a tract of land (the “Land”) more particularly described in Exhibit B, attached hereto and made a part hereof.  The Premises, the Buildings, the Land, all appurtenances thereto, all parking facilities and other buildings and improvements relating to the Buildings are hereinafter collectively called the “Project.”

b.             “Buildings”:  Shall mean the two (2) office buildings (any and all appurtenances thereto) located upon the Land.

c.             “Commencement Date”:  Shall mean October 1, 2016.

d.             “Comparable Class Building”:  Shall mean comparable buildings (of comparable size with comparable uncovered parking) that are located in the Dadeland Mall/West Kendall area from U.S. 1 (South Dixie Highway) to the Florida Turnpike, Miami-Dade County, Florida, and such criteria shall be based on but not be limited to (i) ownership and property management by an institutional entity, (ii) the quality or aesthetic exterior and interior building design and finish, (iii) the mechanical, electrical and plumbing systems, (iv) common areas and amenities, (v) buildings where the total project costs are similar to the subject Project on a per square foot basis, and (vi) tenants of similar quality and creditworthiness as in the subject Project.

e.             “Default Rate”:  Shall mean the lesser of (i) the prime rate of interest published by Citibank, N.A., New York (or its successors) from time to time as of the date that an interest calculation at the Default Rate is to be made plus six (6%) percent, or (ii) sixteen (16%) percent per annum or (iii) the highest rate of interest permitted by law.

f.             “Operating Costs”:  The amount of Operating Costs (as hereinafter defined in Section 5) incurred with respect to the Project during the term of this Lease.

g.             “Original Tenant”:  Shall mean the entity set forth as “Tenant” in the preamble to this Lease.

h.             “Parking Area”:  The parking area for the Buildings is the existing on-site/on-grade parking (the “Parking Area”), as more particularly shown on Exhibit A.

i.              “Proportionate Share”:  Tenant’s Proportionate Share is stipulated to be one hundred (100%) percent.

j.              “Real Estate Taxes”:  Shall mean all general and special real estate taxes, special assessments and other ad valorem and non ad valorem taxes, levies and assessments (including any refund) assessed during the Term of this Lease, paid upon or in respect of the Land and the Project, and all taxes or other charges imposed in lieu of any such taxes.  Notwithstanding the foregoing, the term “Real Estate Taxes” shall not include any net income, franchise or capital gains tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Project, or any impact fees or taxes specifically related to Landlord’s development of the Project pursuant to the Original Lease.  Tenant will pay all Real Estate Taxes prior to delinquency.  Without limiting the generality of the foregoing, Tenant acknowledges that it will be responsible for the Real Estate Taxes with respect to all of the Land and the entire Project commencing on the Commencement Date and that Tenant is responsible for all Real Estate Taxes payable pursuant to the Original Lease even if not billed until after the Commencement Date of this Lease.

k.             “Rent”:  Rent shall mean Base Rent, and any and all other amounts (“Additional Rent”), payable by Tenant to Landlord pursuant to this Lease.  Rent, plus any applicable tax as defined herein, shall be paid to Landlord, without deduction, counterclaim or offset, except as otherwise specifically set forth herein, at its office located at the address set forth in Section 29 hereof, or at such other place as Landlord may hereafter specify in writing.

l.              “Rentable Area of the Buildings” or “Rentable Area of the Premises”:  Is hereby stipulated by Landlord and Tenant to be sixty thousand fifteen (60,015) square feet.  There shall be no remeasurement of Rentable Area by either party.

m.           “Term”:  The Term of this Lease shall commence on the Commencement Date and shall expire on September 30, 2026 (the “Expiration Date”), subject, however, to (i) Tenant’s right to terminate this Lease effective April 10, 2024 upon twelve (12) months prior written notice to Landlord in the event that Landlord is unable to secure on or before March 13, 2022 an extension of that certain Miami-Dade County Environmental Quality Control Board Order No. 14-25 filed with the Clerk of Court on May 19, 2014 and recorded in Official Records Book 29157, Page 4909, of the Public Records of Miami-Dade County, Florida (the “Order”) authorizing Tenant’s continued use of the diesel powered generators serving the Premises through the Expiration Date (provided that Landlord’s inability to secure such extension of the Order is not due to the acts or omissions of Tenant, its agents, employees or contractors; provided, however, Tenant’s occupancy of the Premises in accordance with the terms of this Lease shall not be deemed to be an act or omission for purposes of this parenthetical phrase, it being agreed that for an act or omission to be attributed to Tenant under this parenthetical phrase, the act or omission must constitute a default by Tenant under this Lease), and (ii) the provisions for earlier cancellation or renewal as provided herein.  Notwithstanding the foregoing, if Landlord does not obtain an extension of the Order but Landlord notifies Tenant no later than December 31, 2022 that Landlord, at Landlord’s expense, will, no later than March 31, 2024, replace the diesel powered generators with one or more natural gas generators and tank with no less than the equivalent amount of back-up power than the diesel powered generators serving the Premises, then Tenant shall not have the right to terminate this Lease.  A “Lease Year” of the Term means the twelve (12) full calendar months commencing on the Commencement Date.  However, the final Lease Year may contain less than twelve (12) months due to sooner termination of the Term.

n.             “Use of Premises”:  All lawful purposes and uses ancillary and related thereto (which permitted use may include, but is not limited to, the supporting use of conference and computer facilities, and employee kitchen and related non-commercial facilities for employee and guest use only).

3.         PREMISES AND TERM.  Landlord, in consideration of the Rent hereinafter reserved to be paid and of the covenants, conditions and agreements to be kept and performed by Tenant, hereby leases, lets and demises to Tenant, and Tenant hereby leases and hires from Landlord, the Project.  Upon the Commencement Date, Tenant shall be entitled to the exclusive use and occupancy of the Premises and the Parking Area.

4.         RENT.  Beginning on the Commencement Date, Tenant covenants and agrees to pay, without abatement, deduction or offset except as otherwise specifically provided herein, to Landlord, “Base Rent” for the Premises, on or before the first (1st) day of the first (1st) full calendar month of the Term hereof and on or before the first (1st) day of each and every successive calendar month thereafter during the full Term of this Lease and any renewal thereof, subject to the adjustments as provided hereinafter along with any applicable tax as defined herein, at the then current rate.  Notwithstanding the foregoing or anything else to the contrary set forth in this Section 4, Base Rent shall be abated for the months of October 2016, October 2017, October 2018, October 2019, October 2020, October 2021, October 2022, and October 2023 (the “Base Rent Abatement”).  Notwithstanding the foregoing, Landlord, at its option, exercisable no later than thirty (30) days prior to the Commencement Date, may elect that the Base Rent Abatement shall instead be for the first eight (8) months of the Term, commencing on the Commencement Date (i.e., from October 1, 2016 through May 31, 2017).

If Tenant fails to pay any regular monthly installment of Base Rent or any other monthly amounts by the seventh (7th) day of the month in which such installment is due (provided that Landlord will be required to give Tenant written notice of Tenant’s failure to pay any such monthly payments two (2) times in any twelve (12) month period prior to such late fees being charged), or if Tenant fails to pay any other sum of money within thirty (30) days after written notice by Landlord to Tenant, or if any check delivered for the payment of Rent is returned for insufficient funds, there will be added to the unpaid amount a late charge based on the monthly prorata percentage of the Default Rate and applied to the amount due to compensate Landlord for the extra administrative expenses incurred.  Notwithstanding anything to the contrary above, Landlord agrees that it will not impose the aforesaid late charges unless Tenant has failed to pay any installment of Rent on the due date thereof (and such failure shall not have been cured on or before the last day of any grace period, if any) two (2) times in any twelve (12) month period.

The Base Rent payable by Tenant to Landlord for the first (1st) Lease Year shall be $1,020,555.00, plus sales tax, based on a rate of $17.00 per square foot of Rentable Area of the Premises per annum, plus sales tax, with a monthly payment of $85,021.25, plus sales tax.  The Base Rent (without regard to the Base Rent Abatement as set forth above) shall be adjusted at the beginning of the second (2nd) Lease Year by multiplying the Base Rent then being paid by a fraction, the numerator of which shall be the Consumer Price Index - U.S. City average for urban wage earners and clerical workers all items (1982-84 equals 100) (“CPI”) for the third (3rd) month preceding the month of adjustment, and the denominator of which shall be the CPI for the third (3rd) month preceding the Commencement Date.  Thereafter, the Base Rent shall be adjusted at the beginning of each succeeding Lease Year during the Term of this Lease (without regard to the Base Rent Abatement if applicable as set forth above) (and not to include the Renewal Periods, as hereinafter defined, if applicable) by multiplying the Base Rent then being paid by a fraction, the numerator of which shall be the CPI for the third (3rd) month preceding the month of adjustment, and the denominator of which shall be the CPI for the fifteenth (15th) month preceding the month of adjustment.

Anything herein to the contrary notwithstanding, in no event shall Base Rent in any Lease Year be less than the Base Rent paid for the immediately prior Lease Year.  Should the CPI become unavailable, a reasonable substitute prepared by the U.S. Department of Labor or other source, as reasonably acceptable to Landlord and Tenant, shall be used.  Base Rent shall continue to be payable in monthly installments as otherwise described above until Landlord notifies Tenant of the new monthly Base Rent installment amount.  Landlord shall attempt to so notify Tenant prior to the commencement of each new Lease Year.  However, failure of Landlord to timely notify Tenant of the new monthly Base Rent installment amount shall not be deemed a waiver by Landlord of the increased rental; the new monthly amount (or any portion not previously paid) shall be payable, retroactive to the commencement of the new Lease Year, upon notification by Landlord to Tenant of the new monthly Base Rent installment amount; provided, however, that if Landlord fails to so notify Tenant within nine (9) months after the date of adjustment, then the CPI adjustment for that year shall be deemed to be waived.

In no event shall Base Rent increases exceed two and seventy-five hundredths (2.75%) percent of the Base Rent paid for the immediately prior Lease Year, on a non-cumulative basis.

5.         OPERATING COSTS.

a.             Tenant, at its sole cost and expense, shall pay all Operating Costs in the repair, maintenance and operation of the Project as required hereby.  It is intended that this Lease is a completely “triple-net” lease to the Landlord, except as otherwise expressly herein stated.  Landlord is not responsible for any expenses or outlays of any nature arising from or relating to the Premises, the use or occupancy thereof, the contents thereof, or the business carried on therein, except as otherwise expressly herein stated.  Tenant shall pay all charges, impositions, and outlays of every nature and kind relating to the Project, except as otherwise expressly herein stated.  For these purposes, “Operating Costs” shall mean all expenses, costs and disbursements in connection with the operation, repair and maintenance of the Project and the personal property used in connection therewith, including, but not limited to, the following:  Real Estate Taxes; expenses incurred for heat, cooling and other utilities; cost of insurance and deductibles applicable to any claims; cost of janitorial and cleaning service, security services, trash collection services and pest control; charges under maintenance and service contracts for elevators, chillers, boilers or controls; window cleaning; Building and grounds maintenance (including without limitation Building painting and Parking Area maintenance, restriping, repaving, resealing and lighting); permits and licenses for Tenant’s business operations; and placing and replacing and maintaining landscaping.

b.             In connection with Tenant’s payment of Real Estate Taxes, Tenant shall deliver to Landlord, prior to the date of delinquency, receipts or other reasonably satisfactory evidence of payment of all Real Estate Taxes so paid by Tenant.  Tenant, at its sole cost and expense, may dispute and contest any assessment of Real Estate Taxes (in its own name or in the name of Landlord, or in the name of both, as it may deem appropriate, and Landlord, at Tenant’s expense, will cooperate in any such dispute and contest), and in such cases the disputed charge need not be paid until finally adjudged to be valid, except as otherwise required by law.  At the conclusion of such contest, Tenant shall pay the charge contested to the extent it is held valid, together with all court costs, interest, penalties and other expenses relating thereto and will indemnify and hold harmless Landlord from any costs, expenses and damages incurred in connection with such proceedings, including reasonable attorneys’ fees.  Nothing herein contained, however, shall be construed as to allow such items to remain unpaid for such length of time as shall permit the Project (or any part thereof) to be sold by governmental, city or municipal authorities for the non-payment of the same.  Despite contesting such taxes, Tenant shall be responsible for all other charges and payments due under this Lease.

c.             If, at any time, in the judgment of Landlord reasonably exercised, it shall become necessary so to do, Landlord, after written notice to Tenant, may, under protest if so requested by Tenant, pay such monies as may be required to prevent the sale of the Project or any part thereof, or foreclosure of the lien created thereon by such item, and such amount shall become immediately due and payable by Tenant to Landlord and shall constitute Additional Rent hereunder, or at Tenant’s option and at Tenant’s sole cost and expense, in lieu thereof, Tenant shall obtain lien release bonds in amounts equal to the claims of any such liens or as otherwise required by applicable law (or shall provide Landlord with other security reasonably acceptable to Landlord).

d.             Commencing on the Commencement Date, Landlord agrees that Tenant shall not be liable or obligated for any payment or reimbursement to Landlord of Landlord’s costs of insurance to be obtained by Landlord pursuant to this Lease, if any, and any reserve for capital replacements to be made by Landlord to the Project.  Landlord acknowledges that as of the date hereof it is holding in accordance with the terms of the Original Lease a reserve fund for capital replacements in the amount $                (the “Existing Reserve Fund”).  Landlord represents and warrants that the accounting of the Existing Reserve Fund attached hereto as Exhibit C showing all contributions to, and expenditures from the Existing Reserve Fund by Landlord since the date of inception is, to the best of Landlord’s knowledge, true and accurate in all material respects and Tenant hereby accepts said accounting as true and correct.  On or before the Commencement Date, Landlord shall provide Tenant with an updated accounting of all contributions to, and expenditures from, the Existing Reserve Fund by Landlord between the date hereof until the Commencement Date.

e.             Landlord acknowledges and agrees that prior to the Commencement Date, any funds being held in the Existing Reserve Fund shall only be used by Landlord for the replacement of capital improvements at the Premises and shall not be applied in connection with the compliance with, or extension of, the Order.  In the event that Landlord determinates it is necessary to expend any of the funds set forth in the Existing Reserve Fund it shall provide Tenant with an accounting of the Existing Reserve Fund and the intended use of the expenditures being made by Landlord from the Existing Reserve Fund, which, in all cases, must be compliant with terms of this Section 5 and the applicable terms of the Original Lease.  Within the first thirty (30) days after the Commencement Date, Tenant shall be entitled to, and Landlord shall disburse to Tenant on demand fifty (50%) percent in the aggregate of the then-existing Existing

Reserve Fund plus any interest earned thereon (the “Tenant Reserve”) for Tenant’s use for any capital improvements to the Premises including without limitation refurbishments of the existing leasehold improvements in the Premises that will be capitalized and not expensed, as determined by Tenant to be desirable in its sole and absolute discretion provided that Landlord’s prior written approval for any such capital improvements is required in accordance with Section 13.  The remaining fifty (50%) percent of the Existing Reserve Fund will be released to Landlord to be used for its own purposes.

f.             If Landlord’s mortgage lender requires that Real Estate Taxes and/or insurance for which the lender is an additional insured (unless insurance is provided by Tenant as part of a blanket policy meeting the conditions described in Section 30 below) be paid on a monthly basis into an escrow account held by such mortgage lender, then Tenant shall be required to pay to Landlord sufficient funds on a monthly basis in order for Landlord to fund such escrow, and Landlord, Tenant and the lender will enter into a mutually reasonably acceptable agreement regarding such escrow.

6.         USE OF PREMISES.

a.             The Premises shall be used by Tenant for the Use of Premises, and for no other purpose.  Tenant shall not knowingly permit to be done in or about the Premises, nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way violate any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, or which is prohibited by any fire insurance policy, or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents.  Tenant shall not allow the Project to be used for any unlawful purpose; nor shall Tenant cause, maintain, or permit any nuisance in or about the Project or commit or suffer to be committed any waste of the Project, other than ordinary reasonable wear and tear.  Tenant, without paying any Additional Rent for such space, shall also be entitled to use available space in the core and/or equipment rooms of the Building as needed for telephone, power and/or electric feeds, supplies and connections, at Tenant’s sole risk and expense (except for matters arising out of Landlord’s negligence, willful misconduct or breach of this Lease), and subject to compliance with all applicable federal, state, and local laws, codes, ordinances, rules and regulations of any governmental entity or agency having jurisdiction of the Premises (“Legal Requirements”).

b.             Tenant agrees to comply with all applicable Legal Requirements, including, without limitation, the Americans with Disabilities Act and the regulations promulgated thereunder (the “ADA”).  If due to Tenant’s specific use of the Premises, repairs, improvements or alterations are necessary to comply with any Legal Requirements, Tenant shall pay the entire cost thereof.

7.         ASSIGNMENT AND SUBLETTING.  Tenant shall not assign the Lease, the right of occupancy under this Lease, or any other interest therein (including, without limitation, a mortgage or pledge of Tenant’s interest in this Lease), or sublet the Premises, or any portion thereof, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.  Among other items Landlord may consider, in its reasonable judgment, Tenant’s right to assign this Lease or sublet the Premises shall be based on the transferee being a creditworthy tenant (and, for a subtenant of the entire Premises for the entire remaining Term, that such subtenant may exercise Tenant’s Renewal Option as provided in Section 48).  A creditworthy tenant shall mean a tenant that has the financial ability to perform the Tenant’s obligations under this Lease, and with a net worth at least equal to the net worth of Tenant as of the date hereof.  Notwithstanding the foregoing, Tenant may, without Landlord’s consent, assign this Lease or sublet the Premises, in whole or in part, to any corporation or other legal entity that is an affiliate, subsidiary, parent or successor of Tenant, or to a corporation or other legal entity into or with which Tenant may be merged or consolidated.  Tenant shall notify Landlord within thirty (30) days after any such transfer not requiring Landlord’s consent.  For the purpose of this Section 7, a “subsidiary,” “affiliate” or a “successor” of Tenant shall mean the following (for purposes of this Lease, any “parent,” “subsidiary,” “affiliate” and “successor” of Tenant shall be collectively referred to as “Affiliated Company”):

a.             An “affiliate” shall mean any corporation or other legal entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant.  For the purposes of this Section 7, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other legal entity, whether through the ownership of voting securities or by contract or otherwise.

b.             A “subsidiary” shall mean any corporation or other legal entity not less than fifty (50%) percent owned directly or indirectly by Tenant.

c.             A “successor” of Tenant shall mean:

(1)           A corporation or other legal entity in which or with which Tenant is merged or consolidated, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations or other legal entities participating in such merger or consolidation are assumed by the corporation or other legal entity surviving such merger or created by such consolidation; or

(2)           A corporation or other legal entity acquiring this Lease and the Term hereby demised and a substantial portion of the property and assets of Tenant; or

(3)           Any corporation successors or other legal entity successors to a successor corporation or other legal entity becoming such by either of the methods described in Section 7, subsection c (1) or (2) above.

Acquisition by Tenant, its successors or assigns, of a substantial portion of the assets, together with the assumption of all or substantially all the obligations and liabilities of any corporation or other legal entity, shall be deemed a merger or consolidation of such corporation or other legal entity into Tenant for purposes of this Section 7.  In addition, the transfer of the outstanding capital stock of any corporate tenant shall be deemed not to include the sale of such stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange, other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, no such assignment or sublease set forth in this Section 7 shall be permitted without Landlord’s consent if the assignment or series of assignments or sublease or series of subleases is/are for the purpose of “spinning-off” this Lease to independent third parties.

With any assignment of the Lease, the assignee must assume all obligations and liabilities of Tenant under this Lease.  With any subletting of any portion of the Premises to an Affiliated Company, such Affiliated Company must assume all obligations and liabilities of Tenant under the Lease as to the sublet portion of the Premises and Landlord shall have the right, as an identified third-party beneficiary of such subletting, to hold the Affiliated Company primarily liable for the performance of such assumed obligations and liabilities.  Notwithstanding any assignment or sublease whatsoever, whether Landlord’s consent is or is not required, Tenant shall in no event be released from any obligations under this Lease accruing prior to or from and after the effective date of such assignment or sublease.  As part of a request for Landlord’s consent to an assignment of this Lease to an unaffiliated third party following the sixth (6th) anniversary of the Commencement Date, Tenant may propose to Landlord that Landlord consider agreeing to release the Guarantor (as hereinafter defined) from further liability under the Guaranty (as defined in Exhibit F) based on the creditworthiness of the assignee and/or a new guarantor.  Landlord agrees to consider such request in good faith, but Landlord is under no obligation to agree to any such release or to provide justification should Landlord not agree to such release of the Guarantor.

Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments or sublettings.

As to any proposed subletting for which Landlord’s consent is required, if the sublease is for at least an entire Building, if so requested, Landlord will, as part of its review of the proposed transaction, consider granting nondisturbance rights to the subtenant, which will not be unreasonably withheld or delayed so long as the subtenant agrees to pay all of the Rent and abide by all of the obligations of Tenant hereunder as applicable to the space to be subleased in the event that the sublease becomes a direct lease pursuant to the nondisturbance agreement.

Tenant agrees to promptly provide Landlord with such information regarding a proposed assignee or subtenant as is requested by Landlord, as well as with plans and specifications regarding any proposed alterations of the Premises which will be required in connection with such assignment or subletting.  In connection with Landlord’s review of any proposed assignment or subletting, Tenant shall pay to Landlord the reasonable attorneys’ fees incurred by Landlord not to exceed $1,500.00 for each such transfer.

Landlord shall be entitled to receive fifty (50%) percent of the net profits arising out of any assignment or sublease (other than an assignment or sublease not requiring Landlord’s consent), which net profits shall be determined by subtracting all Rent due from Tenant with respect to the time period and square footage applicable to the assignment or sublease, and the improvement costs, brokerage fees, and other reasonable expenses payable by Tenant pursuant to such assignment or sublease, from the total consideration to be paid by such assignee or sublessee.  Any consideration received by Tenant in connection with a merger or consolidation or sale of all or substantially all of Tenant’s assets shall be excluded from the determination of net profits to which Landlord may be entitled.

Affiliated Companies will be permitted to utilize all or any portion of the Project from time to time without Landlord’s consent for the purpose of their business operations.

At any time, Landlord may transfer, sell, lease, convey, or otherwise dispose of its interest in this Lease.  Landlord’s Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner provided that such new owner assumes such obligations and liabilities and the transferor Landlord shall be deemed to be released from further liability under this Lease (including, without limitation, for the return of any security deposit).

8.         ACCESS TO PREMISES.  Upon reasonable prior notice to Tenant under the circumstances, Tenant shall permit Landlord or its representatives, who shall be properly identified to Tenant, to enter into and upon any part of the Premises:  (i) Mondays through Fridays (excluding Holidays); and (ii) for maintenance and repairs at all reasonable times under the circumstances, and (iii) in emergencies, at all times, to inspect the condition, occupancy or use, to show the Premises to prospective purchasers, mortgagees or insurers (or tenants, in the last year of the Term or any renewals or in the last twenty (20) months of the Term if Tenant exercises its right to renew the Lease for only one Building as provided below), or to clean or make repairs, alterations or additions.  Tenant shall have the right to provide an employee or other representative of Tenant to accompany Landlord or Landlord’s agents or representatives while in the Premises; provided, however, that if Tenant fails to provide an employee or other representative to accompany such persons promptly following Landlord’s notice, Landlord may proceed notwithstanding the absence of Tenant’s employee or representative.  In exercising its right of entry, Landlord shall make good faith efforts to (i) minimize any interference with the conduct of Tenant’s business, (ii) prevent breaches in security or customer confidentiality and (iii) avoid damage to the Premises or the equipment, fixtures or personal property of Tenant.

9.         SERVICES.

a.             As described above, it is agreed that this Lease is a completely “triple-net” lease to the Landlord, except as otherwise expressly herein stated.  Therefore, except for replacements of capital items as described below, Landlord is not responsible for the expenditures for any utilities or services in connection with Tenant’s use and occupancy of the Project.

b.             Any and all utilities serving the Project (including, without limitation, electricity, HVAC and water and sewer) will be separately metered and paid for directly by Tenant to the applicable utility companies.  Tenant shall pay all bills for utility services prior to delinquency.  Upon written request by Landlord, Tenant shall provide Landlord with copies of any utility bills received by Tenant.  In addition, Tenant agrees to execute any documentation required by any utility companies to enable such companies to provide copies of Tenant’s utility bills to Landlord.

c.             In connection with Tenant’s repair and maintenance of the HVAC, elevator systems and other building controls for which Tenant is responsible, Tenant, at its expense, shall enter into industry-standard service contracts.  Upon request from time to time, Tenant shall provide Landlord with true, correct and complete copies of such service contracts, as well as with true, correct and complete copies of any other service agreements entered into by Tenant in connection with the Project, including, without limitation, janitorial, security and landscaping.  At a minimum, Tenant’s provision of the various services, repairs and maintenance of the Project shall be consistent with such services, repairs and maintenance in Comparable Class Buildings and the companies to be engaged by Tenant shall be professional, licensed and insured.  If Tenant provides any limited access systems for the Buildings, Tenant shall provide Landlord with the access codes and keys necessary to gain entry to the Buildings.  Tenant is also responsible, at its expense, to replace all electric light bulbs, tubes, and tube casings located within or serving the Premises and the Project generally, including, without limitation, Tenant’s signage, and the Parking Area.

10.      STRUCTURAL.  Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed by law.  Landlord reserves the right to reasonably prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, which in the reasonable opinion of the Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

11.      PARKING.

a.             Landlord will provide to Tenant at no cost to Tenant with the parking spaces in the Parking Area.

b.             Subject to compliance with all applicable Legal Requirements, and the terms hereof, Tenant may post signs or other markings in connection with the Parking Area.  In addition, since Tenant is responsible for its own security for the Project, Landlord is not responsible for providing any security or for policing the Parking Area or towing any cars wrongfully parked in any of Tenant’s parking spaces.

c.             All parking spaces are to be in the Parking Area for the Building.  All spaces provided to Tenant hereunder shall be used by Tenant’s officers, employees, visitors, agents, contractors, assignees, subtenants and invitees.  All parking provided for under this Lease shall be available twenty-four (24) hours per day, seven (7) days per week, subject to Force Majeure.

d.             Except for its negligence, willful misconduct or breach of this Lease, Landlord shall not be liable for any damage to automobiles of any nature whatsoever to, or any theft of, automobiles or other vehicles or the contents thereof, while in or about the parking lots.

12.      REPAIRS AND MAINTENANCE.

a.             Tenant Repairs, Replacements and Maintenance.  Except for the specific items to be maintained, repaired and replaced by Landlord as expressly provided in subsection b, below, Tenant, at its sole cost and expense, will repair and maintain (and replace if necessary including without limitation capital improvements) the Project (including, without limitation, all furniture, trade fixtures and equipment of Tenant, all areas devoted to corridors, elevator lobbies, restrooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas, lobby areas, refuse dumpsters, loading docks and other similar facilities, Building stairs, Building elevator shafts, elevator mechanical rooms, fire towers, Building electrical, mechanical and telephone rooms, electrical, communications and mechanical chases, projections, flues, vents, stacks, pipe shafts and other vertical penetrations, ducts and chases, the HVAC system, major elevator components and the main equipment and systems providing services to the Project including without limitation, the Project-wide sprinkler systems, mechanical, electrical, life safety and plumbing systems, elevators, the fire alarm systems and repaving of the Parking Area) in a clean, attractive and safe condition and in a manner consistent with the standards prevailing from time to time in Comparable Class Buildings, except as to reasonable wear and tear.  Upon expiration or earlier termination of this Lease, Tenant will surrender and deliver the Premises to Landlord in a similar condition in which they existed at the commencement of this Lease excepting reasonable wear and tear and damage arising from either an insurable casualty or any cause not required to be repaired by Tenant.  Tenant shall be obligated to repair any damage incurred in connection with any removal of Tenant’s furniture, equipment or other personal property by Tenant or its agents, representatives or employees, provided that Tenant shall not be obligated to repair any damage to any area which Landlord has notified Tenant in writing that it intends to refurbish or remove in connection with renovation of the Project for re-letting.  This Section shall not apply in the case of damage or destruction by fire or other casualty which is covered by insurance maintained by Landlord or Tenant on the Project (as to which Section 15 hereof shall apply) or damage resulting from an eminent domain taking (as to which Section 16 hereof shall apply).

b.             Landlord Repairs, Replacements and Maintenance.

(i)            Landlord, at its sole cost and expense, will only be required to perform all maintenance and make all repairs and replacements of the roof, foundation and structural elements of the Buildings, unless the need for any such repair or replacement is caused by the negligence or willful misconduct of Tenant or its agents, employees, or contractors, or breach of this Lease by Tenant, in which event Tenant will bear the cost of such repairs to the extent as provided in this Lease.  In no event will Landlord be liable to Tenant for failure to make any required replacement unless written notice of the need for such replacement has been delivered by Tenant to Landlord and Landlord shall fail to make such replacement within a reasonable period after receipt of such notice.

Notwithstanding the foregoing, Tenant, at its sole cost and expense, will perform all maintenance and make all repairs and replacements of the roof, foundation and structural elements of the patio previously installed by Tenant at the back of the Buildings.

(ii)           If Landlord fails to perform a required repair or replacement within a reasonable period after receipt of notice as set forth above, and such failure renders all or any portion of the Premises untenantable for five (5) consecutive business days, and so long as the correction of the problem is within Landlord’s reasonable control, then Tenant shall be entitled to an abatement of Rent (in proportion to the area so untenantable) until such repairs or replacements are made.  If such failure and untenantable condition aggregates to a total of forty-five (45) days in any twelve (12) month period, and so long as the correction of the problem is within Landlord’s reasonable control, then Tenant shall have the right to terminate this Lease.

13.      ALTERATIONS AND IMPROVEMENTS.  Tenant acknowledges and agrees that Tenant is accepting possession of the Premises for its continued occupancy in “as-is” condition and that Landlord shall have no obligation whatsoever to furnish, render, or supply any money, work, labor, material, fixture, decoration, or equipment in order to prepare the Premises for Tenant’s continued occupancy, except for the disbursement of the Tenant Reserve.  Tenant shall make no alterations, additions or improvements to the Project without the prior written approval of Landlord.  In the case of alterations, additions or improvements to the interior of the Project which are nonstructural, do not affect any base building systems, and do not alter the exterior of the Buildings, such approval shall not be unreasonably withheld or delayed.  However, (i) if the cost of an alteration, addition or improvement does not exceed in the aggregate Ten Thousand and No/100 ($10,000.00) Dollars, then such approval shall not be required and no notice need be given to Landlord, and (ii) if the cost of an alteration, addition or improvement is more than Ten Thousand and No/100 ($10,000.00) Dollars in the aggregate but less than Thirty-Five Thousand and No/100 ($35,000.00) Dollars in the aggregate, then such approval shall not be required, but Tenant shall be required to give Landlord prior written notice thereof.  In any event, Tenant shall conduct its work in such a manner as to maintain harmonious labor relations and shall, prior to the commencement of the work, submit to Landlord copies of all necessary permits.  All alterations, additions and improvements to the Project made by or on behalf of Tenant will be made only in a good and workmanlike manner, using new, first-class materials, in conformity with all required permits, and in compliance with all applicable building codes and other Legal Requirements.  Landlord reserves the right to approve the contractors hired by Tenant, which approval shall not be unreasonably withheld or delayed.  Tenant shall pay to Landlord all reasonable architectural and engineering fees incurred by Landlord in connection with the review of any proposed alterations, additions or improvements for which Landlord’s consent is required.  All alterations, additions or improvements, whether temporary or permanent in character, made in or upon the Project prior to the Commencement Date either by Landlord or Tenant, shall, at the end of the Term hereof, be Landlord’s property and at the end of the Term hereof shall remain in or upon the Project without compensation to Tenant.  Tenant shall not be required to remove and restore any alterations, additions or improvements which were made after the Commencement Date, unless Landlord expressly requires in writing the removal of such alteration, addition or improvement, and the restoration occasioned by such removal, at the time Landlord’s consent is granted.

Notwithstanding the foregoing, all of Tenant’s furniture, personal property, movable trade fixtures, work stations, file systems, appliances, art, and equipment including without limitation all movable cabinets, loose woodwork and shelving, and telephone and communication equipment and data transmission equipment may be removed by Tenant at the termination of this Lease, and if Tenant so removes, Tenant shall at its sole expense repair any damage to the Project caused by such removal which damage is beyond what may be reasonably expected in connection with such move and reasonable wear and tear.  If not so removed by Tenant, such property shall become the property of Landlord without any accounting to Tenant.  In no event may Tenant remove any leasehold improvements or any base building mechanical, electrical, HVAC, plumbing, or life safety systems, except that Tenant may remove its separate generator.

Landlord acknowledges and agrees that all alterations, additions or improvements heretofore installed at the Premises by Tenant as of the date hereof pursuant to the terms of the Original Lease have been deemed approved and are not subject to the foregoing provisions of this Section 13, including, without limitation, any requirement for Landlord’s prior written approval.

14.      INDEMNITIES; LIABILITY.

a.             Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Project or damage to property of Tenant or of others located on the Premises or elsewhere in the Project, nor shall it be responsible for any loss of or damage to any property of Tenant or others from any cause, unless such death, injury, loss, or damage results from the negligence or willful misconduct of Landlord or its agents, employees, or contractors, or breach of this Lease by Landlord.  Without limiting the generality of the foregoing, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling fixtures, steam, gas, electricity, water, rain, flood, or leaks from any part of the Buildings or from the pipes, sprinklers, appliances, plumbing works, roof, windows, or subsurface of any floor or ceiling of the Buildings or from the street or any other place or by dampness, or for losses due to theft or burglary, or by any other cause whatsoever, unless such death, injury, loss, or damage results from the negligence or willful misconduct of Landlord or its agents, employees, or contractors, or breach of this Lease by Landlord.  Tenant agrees to indemnify Landlord and hold it harmless from and against any and all loss (including loss of Base Rent and Additional Rent payable in respect to the Premises), claims, actions, damages, liability, and expense of any kind whatsoever (including reasonable attorneys’ fees and costs at all tribunal levels), unless such death, injury, loss, or damage results from the negligence or willful misconduct of Landlord or its agents, employees, or contractors, or breach of this Lease by Landlord, arising from any occurrence in, upon, or at the Premises, or the occupancy, use, or improvement by Tenant or its agents or invitees of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant its agents, employees, and invitees or by anyone permitted to be on the Premises by Tenant.  This indemnity shall survive the expiration or sooner termination of this Lease.  In connection with any indemnity of Landlord by Tenant in this Lease, such indemnity shall also include the defense of Landlord, if Landlord so requests.

b.             Tenant shall not be liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Project or damage to property of Landlord or of others located on the Premises or elsewhere in the Project, nor shall it be responsible for any loss of or damage to any property of Landlord or others from any cause, to the extent such death, injury, loss, or damage results from the negligence or willful misconduct of Landlord or its agents, employees, or contractors, or breach of this Lease by Landlord.  Landlord agrees to indemnify Tenant and hold it harmless from and against any and all loss, claims, actions, damages, liability, and expense of any kind whatsoever (including reasonable attorneys’ fees and costs at all tribunal levels), to the extent such death, injury, loss, or damage results from the negligence or willful misconduct of Landlord or its agents, employees, or contractors, or breach of this Lease by Landlord.  This indemnity shall survive the expiration or sooner termination of this Lease.  In connection with any indemnity of Tenant by Landlord in this Lease, such indemnity shall also include the defense of Tenant, if Tenant so requests.

c.             The indemnification provisions in this Section or elsewhere in this Lease are subject to the waiver of recovery and waiver of subrogation provisions set forth in Section 30 of this Lease.  To the extent of the proceeds received by either party under any insurance required to be maintained in this Lease, such party’s obligation to indemnify and hold harmless the other party against the hazard which is the subject of such insurance shall be deemed to be satisfied.

15.      DAMAGE BY FIRE OR THE ELEMENTS.

a.             If during the Term all or any part of the Project shall be damaged or destroyed by fire or other casualty, Tenant shall promptly give notice thereof to Landlord and Landlord shall, at Landlord’s sole cost and expense subject to availability and receipt from Tenant’s insurance company(ies) of the insurance proceeds and the receipt from Tenant of the deductible amount of such insurance, if any (except as provided in Section 15.b), repair, restore or replace the Premises as nearly as possible to its value, condition and character as of the Commencement Date.  Landlord shall within thirty (30) days following such notice from Tenant of the casualty advise Tenant the amount of time such repairs are reasonably estimated to require (or within sixty (60) days of the date of the casualty if the casualty is an area-wide casualty such as a hurricane).

b.             If during the Term the Project shall be substantially damaged or destroyed in any single casualty in such a manner that such damage cannot, in Landlord’s reasonable judgment, be repaired within nine (9) months from the date of such casualty, Landlord shall so notify Tenant within sixty (60) days after Landlord’s receipt of the notice required pursuant to Section 15.a hereof, or if such damage or destruction occurs during the last three (3) years of the Term (taking into account any previously exercised renewal option), then Landlord may by written notice terminate this Lease.  If Landlord shall give such notice of termination, this Lease shall terminate on the sixtieth (60th) day following the date Tenant receives notice of termination from Landlord in accordance with the provisions of this Section.

c.             If during the Term the Project shall be damaged or destroyed in any single casualty and Landlord (if permitted to do so) does not give notice of its intention to terminate this Lease, as provided above, this Lease shall continue in force and effect, and Landlord shall repair, restore or replace the same as provided above; provided, however, if (i) the estimated time period for repair exceeds nine (9) months, or (ii) such statement estimating the repair time is not timely delivered (and Tenant notified Landlord of its failure to timely deliver the statement and Landlord fails to respond to Tenant within five (5) days after Tenant’s notice), or (iii) such damage or destruction occurs during the last three (3) years of the Term (taking into account any previously exercised renewal option), then Tenant may elect to terminate this Lease by notice to Landlord delivered not later than thirty (30) days after (x) in the case of subsection c(i), the date Landlord delivers the statement estimating the repair time, or (y) in the case of subsection c(ii), five (5) days after Tenant’s notice of Landlord’s failure to deliver the statement or the date Landlord delivers the statement, if Landlord so delivers or (z) in the case of subsection c(iii), the date of damage or destruction.  If Tenant makes such election, the Term shall expire on the sixtieth (60th) day following the date Landlord receives notice of termination from Tenant in accordance with the provisions of this Section.  Notwithstanding anything herein to the contrary, Landlord shall not be required to proceed with repairs or restoration if the repair estimate exceeds nine (9) months and the casualty occurs within the last three (3) years of the existing Term (taking into account any previously exercised renewal option).

d.             Landlord shall not be required to rebuild, repair or replace any part of the furniture, equipment, fixtures and Tenant’s personal property which were placed by or for Tenant within the Project.  Tenant will maintain property insurance on such furniture, equipment, fixtures and Tenant’s personal property and Tenant will restore or replace the same promptly following the repair or restoration of the Project after an event of casualty.  Any insurance, if any, which may be carried by Landlord in its discretion (at Landlord’s sole cost) against loss or damage to the Premises or any other part of the Project shall be for the sole benefit of Landlord and under its sole control.

e.             If the Project shall be partially damaged or partially destroyed by a casualty, the Base Rent and Additional Rent payable hereunder shall be equitably abated to the extent that the Project shall have been rendered untenantable for the period from the date of such damage or destruction to the date the damage shall be repaired or restored.  If the Project or a major part thereof shall be damaged or destroyed that it is rendered untenantable on account of a casualty, the Base Rent and Additional Rent shall abate as of the date of the damage or destruction and until Landlord shall repair, restore and rebuild the Project; provided, however, that if Tenant reoccupies for the conduct of its business a portion of the Project during the period the restoration work is taking place and prior to the date that the same are made substantially completed, Base Rent and Additional Rent allocable to such portion shall be payable by Tenant from the date of such occupancy.

f.             All property insurance proceeds received by Landlord or Tenant on account of such damage or destruction to the Buildings in excess of $375,000.00 (excluding proceeds relating to Tenant’s personal property, which proceeds shall be used in accordance with Section 15.d, above), less the actual costs, fees and expenses, if any, incurred in connection with adjustment of the loss, shall be retained in escrow in such bank or title company as shall be selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed.  Such proceeds shall be for the purpose of reimbursing Landlord for expenditures made to repair, restore or replace any part of the Project so damaged or destroyed (which expenditures shall include expenditures made for temporary repairs for the protection of property pending the completion of permanent repairs, restorations or replacements to the Project, or to prevent interference with the business operated thereon, and repairs, restorations or replacements thereto then in process insofar as actually made or constructed) or to pay contractors, subcontractors, material suppliers, engineers, architects or other persons who have rendered services or furnished materials for said repairs, restorations or replacements (herein called “Restoration”).  Such proceeds shall be withdrawn from the escrow account as hereinafter provided from time to time as the Restoration progresses upon the written request of Landlord to the escrow agent (with a copy to Tenant), which shall be accompanied by the following:

(i)            A certificate of the architect or engineer in charge of the Restoration (who shall be selected by Landlord and be reasonably satisfactory to Tenant) dated not more than thirty (30) days prior to such request, stating in effect that the work done through the date of such request has been substantially completed; and

(ii)           An affidavit from the general contractor for any partial or final payment in the form prescribed by Chapter 713, Florida Statutes.

Upon compliance with the foregoing provisions of this Section, the escrow agent shall be deemed to be authorized, without further instrument, to pay or cause to be paid to Landlord or to the persons, named in the contractor affidavit the respective amounts stated therein to have been paid by Landlord or to be due to them, as the case may be.

16.      EMINENT DOMAIN.

a.             The terms “eminent domain,” “condemnation,” “taken” and the like in this Section 16 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

b.             If the entire Premises or the portions of the Project required for reasonable access to, or the reasonable use of, the Project are taken by eminent domain, this Lease shall automatically end on the earlier of:

(1)           the date title vests; or

(2)           the date Tenant is dispossessed by the condemning authority.

c.             If the taking of a part of the Premises materially interferes with Tenant’s ability to continue its business operations in substantially the same manner and space, then Tenant may end this Lease on the earlier of:

(1)           the date when title vests; or

(2)           the date Tenant is dispossessed by the condemning authority.

If there is a partial taking and this Lease continues, then the Lease shall end as to the part taken and the Rent shall abate in proportion to the part of the Premises and/or Parking Area, as applicable, taken, and all other matters under this Lease that are a function of Rentable Area shall be so reduced.  A taking of fifteen (15%) percent or more of the Parking Area shall be deemed a material interference with Tenant’s business operations.

d.             If this Lease is canceled as provided in this Section 16, then the Base Rent, Additional Rent, and any other charges shall be payable up to the date Tenant ceases business operations and vacates the Premises in the manner required by this Lease, and shall account for any abatement.  Landlord, considering any abatement, shall promptly refund to Tenant any prepaid, unaccrued Base Rent and Additional Rent, if any, less any sum then owing by Tenant to Landlord.

e.             If this Lease is not canceled as provided for in this Section 16, then Landlord at its expense shall promptly repair and restore the Project to the condition that existed immediately before the taking, except for the part taken (and except as to alterations and improvements made by the Tenant under the Original Lease or this Lease), so as to render the Project a complete architectural unit, to the extent of the condemnation award received for the damage.

f.             Landlord reserves all rights to damages and awards paid because of any partial or entire taking of the Premises or other portion of the Project.  Tenant assigns to Landlord any right Tenant may have to any damages or awards.  Further, Tenant shall not make claims against Landlord or the condemning authority for damages.  Notwithstanding the foregoing, Tenant may claim and recover from the condemning authority a separate award for Tenant’s expenses, damages and costs (including, without limitation, cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant, Tenant’s moving expenses and other relocation damages, such as loss of business, and the unamortized portion of leasehold improvements paid for by Tenant with no contribution or reimbursement from Landlord), so long as any such award to Tenant would not reduce the award payable to Landlord and in no event may Tenant seek any award for any improvements paid for by Landlord or for leasehold value.  Each party shall seek its own award, as limited by this paragraph, at its own expense, and neither shall have any right to the award made to the other.

g.             If part or all of the Premises are condemned for a period of time not to exceed one hundred eighty (180) days (a “temporary taking”), this Lease shall remain in effect.  The Rent and Tenant’s obligations for the part of the Premises taken shall abate during the temporary taking in proportion to the part of the Premises that Tenant is unable to use in its business operations as a result of the temporary taking.  Landlord shall receive the entire award for any temporary taking.

17.        SIGNS AND ADVERTISING.

a.             Subject to compliance with all applicable Legal Requirements, and the terms hereof, Tenant, at Tenant’s sole cost and expense, shall have the exclusive right to install and maintain signage of Tenant’s choosing on exterior facades of each of the Buildings or elsewhere in or about the Project (collectively, the “Exterior Signs”).  However, Tenant’s right to erect and install the Exterior Signs shall be conditioned upon (a) this Lease being in full force and effect; and (b) compliance with all applicable Legal, Requirements, and insurance requirements, as the same may from time to time be amended or promulgated.  In addition, Tenant shall coordinate the installation or removal of any Exterior Signs with Landlord so that Landlord or its contractors may monitor such installation or removal.  Tenant, at Tenant’s sole expense, shall exercise due diligence to apply and obtain all permits and licenses required in connection with the Exterior Signs and shall be fully responsible for the proper installation thereof.  Landlord will cooperate with Tenant in the obtaining of such permits and licenses.  Tenant shall indemnify and hold Landlord harmless from and against any and all losses, costs, damages, expenses, suits, demands, claims, injuries, or deaths occasioned by the installation, maintenance, and removal of the Exterior Signs pursuant to the terms of this Lease, except for the negligence or willful misconduct of Landlord or its agents, employees, or contractors, or breach of this Lease by Landlord.  This indemnity shall survive the expiration or sooner termination of this Lease.  Landlord acknowledges and agrees that all Exterior Signs installed at the Premises by Tenant as of the date hereof pursuant to the terms of the Original Lease are hereby deemed approved by Landlord.

b.             All signage (including, but not limited to, the Exterior Signs) will be installed and maintained at Tenant’s sole cost and expense.  The Exterior Signs shall be removed at the expiration or termination of Tenant’s signage rights, at Tenant’s sole cost and expense.

18.      DEFAULT.  Landlord, at its election, may exercise any one or more of the options referred to below upon the happening, or at any time after the happening, of any one or more of the following events (each, an “Event of Default”):

a.             Tenant’s failure to pay the Base Rent or any Additional Rent or any other sums payable hereunder for a period of ten (10) days after written notice from Landlord;

b.             Tenant’s failure to observe, keep or perform any of the other terms, covenants, agreements or conditions of this Lease for a period of thirty (30) days after written notice by Landlord stating the default with particularity; provided that if such failure cannot reasonably be corrected in such thirty (30) day period and Tenant shall commence such cure within such thirty (30) day period and shall proceed diligently to complete such cure as soon as reasonably possible, Tenant shall be allowed an additional reasonable period of time to cure the failure;

c.             The bankruptcy of Tenant;

d.             Tenant is making an assignment for the benefit of creditors;

e.             A receiver or trustee being appointed for Tenant or a substantial portion of Tenant’s assets;

f.             Tenant’s voluntary petitioning for relief under, or otherwise seeking the benefit of, any bankruptcy, reorganization, arrangement or insolvency law;

g.             Tenant’s interest under this Lease being sold under execution or other legal process; and

h.             Any unauthorized assignment of Tenant’s interest in this Lease or unauthorized subletting of the Premises.

In the event of any of the foregoing happenings, but subject to Tenant’s right to cure a default as expressly provided above, Landlord, at its election, may exercise any one or more of the following options, the exercise of any of which shall not be deemed to preclude the exercise of any others herein listed or otherwise provided by statute or general law or equity at the same time or in subsequent times or actions:

(1)           Landlord may cancel this Lease by notice to Tenant and retake possession of the Premises for Landlord’s account, or may terminate Tenant’s right to possession (without terminating this Lease), for the account of Tenant.  In either event,

Tenant shall then quit and surrender the Premises to Landlord.  Tenant’s liability under all of the provisions of this Lease shall continue notwithstanding any expiration and surrender, or any re-entry, repossession, or disposition hereunder.  If Tenant’s right to possession is terminated (without terminating this Lease), Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for all Rent Tenant would have been required to pay until the date this Lease would have expired had such cancellation not occurred.  Tenant’s liability for Rent shall continue notwithstanding re-entry or repossession of the Premises by Landlord.  In addition to the foregoing, Tenant shall pay to Landlord such sums as the court which has jurisdiction thereover may adjudge as reasonable attorneys’ fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions of this Lease.

(2)           Landlord may relet all or any part of the Premises for all or any part of the unexpired portion of the Term of this Lease or for any longer period, and may accept any reasonable rent then attainable; grant any reasonable concessions of rent, and agree to paint or make any reasonable repairs, alterations, and decorations for any new Tenant as it may deem advisable in its reasonable discretion.  Landlord shall be under no obligation to relet or to attempt to relet the Premises, except as expressly set forth below.  Any sums achieved by Landlord as a result of a reletting shall first be applied to Landlord’s costs and expenses in connection with such reletting and Tenant’s default.

(3)           If Tenant’s right to possession is terminated (without terminating this Lease), and Landlord so elects, the rent hereunder shall be accelerated and Tenant shall pay Landlord damages in the amount of any and all sums which would have been due for the remainder of the Term (reduced to present value using a discount factor equal to the stated prime lending rate on the date of Tenant’s default by Landlord’s then-existing mortgagee or, if there is no mortgagee, by Bank of America, Citibank, or Wells Fargo, as chosen by Landlord).  Prior to or following payment in full by Tenant of such discounted sum promptly upon demand, Landlord shall use good faith efforts to relet the Premises.  If Landlord receives consideration as a result of a reletting of the Premises relating to the same time period for which Tenant has paid accelerated rent, such consideration actually received by Landlord, less any and all of Landlord’s reasonable cost of repairs, alterations, additions, redecorating, and other expenses in connection with such reletting of the Premises, shall be a credit against such discounted sum, and such discounted sum shall be reduced if not yet paid by Tenant as called for herein, or if Tenant has paid such discounted sum, such credited amount shall be repaid to Tenant by Landlord (provided said credit shall not exceed the accelerated amount).

Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default.

In the event of any default by Landlord, Tenant may exercise any available legal and equitable remedies other than termination of this Lease, except for termination rights expressly granted to Tenant hereunder; provided, however, that nothing contained in this Lease shall be deemed to be a waiver by Tenant of any rights it may have to claim a constructive eviction of Tenant by Landlord pursuant to applicable Florida law.  Prior to any exercise by Tenant of its available remedies, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of thirty (30) days following the date of such notice in which to cure the default (provided, however, that if such default reasonably requires more than thirty (30) days to cure, Landlord shall have a reasonable time to cure such default, provided Landlord commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion).  In addition, if a default by Landlord is not cured by Landlord within the applicable cure period, then Tenant may notify Landlord of its failure, and if Landlord fails to cure within ten (10) days after Tenant’s notice, then Tenant may, upon five (5) days’ written notice to Landlord (or sooner, if a bona fide emergency), cure the default and bill Landlord for the reasonable costs incurred by Tenant to cure the default.  If Landlord does not pay such costs within thirty (30) days after receipt of Tenant’s bill (together with reasonable supporting documentation), then Tenant shall have the option to deduct the amount of such bill from the next due monthly installment(s) of Base Rent and Additional Rent, until fully credited.  Notwithstanding any provision of this Lease, in the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Project (including the proceeds of insurance, condemnation and sale), and in no event shall any deficiency judgment be sought or obtained against Landlord.

The parties hereto agree that any and all suits for any and every breach of this Lease shall be instituted and maintained only in those courts of competent jurisdiction in the county or municipality in which the Project is located.

If Tenant shall be in default in the performance of any term of this Lease on Tenant’s part to be performed beyond the expiration of the applicable grace period, if any, Landlord, without thereby waiving such default and without liability to Tenant in connection therewith, may, but shall not be obligated to, upon notice (except in a bona fide emergency), perform the same for the account and at the expense of Tenant, and Landlord may take such action as may be reasonably required to cure any such default and may enter the Premises to do so as otherwise provided herein.  Any reasonable expenses incurred by Landlord in connection with any such performance or involved in collecting or endeavoring to collect Rent or enforcing or endeavoring to enforce any rights against Tenant under or in connection with this Lease or pursuant to law, including but not limited to any cost, expense and disbursement involved in instituting and prosecuting summary proceedings, as well the cost of any material, labor or services provided, furnished or rendered, including reasonable attorneys’ fees and disbursements, plus interest at the Default Rate on any amounts expended by Landlord from the date of outlay to the date of reimbursement by Tenant, shall be paid by Tenant as Additional Rent within thirty (30) days after demand.

Notwithstanding the foregoing, in any action or litigation in connection with this Lease the prevailing party shall be reimbursed by the other party for all costs and expenses, including reasonable attorney’s, paralegal’s and expert witness fees and costs, whether at trial or on appeal or in bankruptcy proceedings.

19.      SUBORDINATION.  In consideration of the execution of this Lease by Landlord, Tenant will subordinate this Lease to any ground leases, security interests or mortgages and all renewals, modifications, extensions, consolidations and replacements of the foregoing which might now or hereafter constitute a lease or a lien upon the Project or improvements therein or thereon or upon the Premises.

As a condition to any such subordination, Landlord shall obtain, for Tenant’s benefit, a non-disturbance agreement from the holder of any such future interest providing that so long as Tenant is not in default under the Lease, the enforcement of such interest will not terminate this Lease or disturb Tenant’s use or enjoyment of the Premises.  Any such non-disturbance agreement shall be in recordable form and shall otherwise be in form and content reasonably acceptable to Tenant and the holder of such interest, including, without limitation, a recognition of all rights of Tenant for any set-off arising out of Landlord’s failure to pay any allowances or perform any other monetary obligations under this Lease, provided that the lender was provided notice of the default creating the right of offset and was given the opportunity to cure such default as provided to the lender pursuant to the non-disturbance agreement (or if no notice and cure period is provided for in the non-disturbance agreement, then provided that lender was given the same opportunity to cure such default as provided to Landlord under this Lease).

Landlord covenants and agrees to obtain within thirty (30) days of the date hereof (the “SNDA Deadline”) a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) in the form attached hereto as Exhibit D from the Landlord’s current lender, which is Provident Life Accident and Insurance Company (provided that, in lieu of a new SNDA, Landlord may obtain a written consent to this Lease from Landlord’s current lender pursuant to the existing SNDA between Tenant and Landlord’s current lender, which is what is attached as Exhibit D).  If Landlord fails to obtain such SNDA or written consent by the SNDA Deadline, then as Tenant’s sole remedy, Tenant may elect to terminate this Lease by written notice to Landlord within ten (10) days following the SNDA Deadline.

20.      QUIET ENJOYMENT.  Provided Landlord has not terminated Tenant’s right to possession of the Project as herein provided, Tenant shall peaceably and quietly hold and enjoy the Project against Landlord and all persons claiming by, through or under Landlord, for the Term herein described, subject to the terms, provisions and conditions of this Lease.

Landlord represents and warrants to Tenant that, as of the date of this Lease, it is the fee simple owner of the Land, with full power and authority to enter into this Lease.  Tenant shall have the right, at its expense, to obtain a leasehold title insurance policy in connection with this Lease.

21.      CONSTRUCTION AND LIENS.  Tenant is prohibited from making, and agrees not to make, alterations in or to the Project, except as permitted by Section 13, and Tenant will not permit any construction, mechanics’ or materialmen’s lien or liens to be placed upon the Project or improvements therein caused by or resulting from any work performed, materials furnished or obligation incurred by or at the request of Tenant, and in the case of the filing of any such lien, Tenant will promptly discharge the lien or transfer the lien to a lien transfer bond (or other security) in accordance with Chapter 713, Florida Statutes.  If Tenant fails to discharge or transfer the lien within thirty (30) days after written notice thereof from Landlord to Tenant, Landlord shall have the right and privilege, at Landlord’s option, of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including reasonable expenses, interest, and attorneys’ fees, shall be due from Tenant to

Landlord and shall be repaid to Landlord immediately on rendition of a bill therefor, together with interest at the Default Rate until repaid, and if not so paid within thirty (30) days of the rendition of such bill shall constitute an Event of Default under Section 18 hereof.

Nothing in this Lease will be deemed in any way to give Tenant any right, power or authority to contract for or permit to be furnished any service or materials which would give rise to the filing of any construction, mechanics’ or material supplier’s lien against Landlord’s estate or interest in the Premises or the Project, it being agreed that no estate or interest of Landlord in the Premises or the Project will be subject to any lien arising in connection with any alteration, addition or improvement made by or on behalf of Tenant.

Tenant shall, within fifteen (15) days after being requested to do so by Landlord, execute, acknowledge and deliver to Landlord a short form of lease in recordable form confirming that the terms of this Lease expressly provide that the interest of Landlord in the Project shall not be subject to liens for improvements made by Tenant and such other information as may be required by Chapter 713, Florida Statutes to prevent the interest of Landlord in the Premises and the Project from being subject to liens for improvements made by Tenant.  The short form of lease shall be in the form attached hereto and made a part hereof as Exhibit E.

Landlord hereby waives any statutory and common law liens for rent (other than judgment liens).  Such waiver is self-executing and does not require any further instrument to evidence such waiver.  However, on request, Landlord shall further evidence its agreement to waive its liens by an instrument reasonably satisfactory to Landlord and prepared by Tenant or its lender, in either case at Tenant’s expense.

22.      FORCE MAJEURE.  With respect to any action to be taken by Landlord or Tenant or services to be provided by Landlord, except as to any payment of Base Rent or Additional Rent or other sums if due Landlord from Tenant under the terms of this Lease, Landlord or Tenant, as the case may be, shall not be liable or responsible for, and the period for performance shall be extended for any delays due to (a) strikes, riots, acts of God (not to include ordinary weather conditions), shortages of labor or materials, theft, fire, public enemy, injunction, insurrection, court order, requisition of other governmental body or authority, war, legal moratoria enacted after the date hereof; or (b) any other causes of any kind whatsoever which are beyond the control of Landlord or Tenant, as the case may be, but not to exceed ninety (90) days as to this Section 22 (all such events, causes and conditions being herein called “Force Majeure” or an “event of Force Majeure”).

23.      SEVERABILITY.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future Legal Requirements effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby and such illegal, invalid or unenforceable provision shall be given force and effect to the extent valid and legal.

24.      RENT A SEPARATE COVENANT.  Except as may be specifically provided herein, Tenant shall not for any reason withhold or reduce Tenant’s required payments of Base Rent and Additional Rent provided in this Lease.  It is specifically understood and agreed by the parties that the payment of Base Rent and Additional Rent is a covenant by Tenant that is independent of the other covenants of the parties hereunder.

25.      HOLDING OVER.  If Tenant holds over without Landlord’s written consent after expiration or earlier termination of the Term of this Lease, Tenant shall, throughout the entire holdover period, be deemed to be occupying the Premises pursuant to a tenancy at sufferance, except that the Rent shall equal (a) for the first ninety (90) days, one hundred fifty (150%) percent of the Rent then in effect, and (b) thereafter, two hundred (200%) percent of the Rent then in effect.  This provision does not give Tenant the right to hold over beyond the expiration of the Term of this Lease and no holding over by Tenant after the expiration or earlier termination of the Term shall be construed to extend the Term.

26.      EXECUTION.  The person signing this Lease on behalf of each of Landlord and Tenant represents and warrants that this Lease has been duly authorized by such party and constitutes the valid and binding obligation of such party.

27.      ABSENCE OF OPTION.  The submission of this Lease for examination does not constitute a reservation of or offer or option for the Premises, and this Lease becomes effective only upon execution and delivery thereof by Landlord and Tenant.

28.      AMENDMENTS.  This Lease contains the entire agreement between the parties hereto and may not be altered, changed or amended, except by written instrument signed by both parties hereto.  No provision of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by the waiving party and addressed to the other party, nor shall any custom or practice which may grow up between the parties in the administration of the provisions hereof be construed to waive or lessen the right of the other party to insist upon the performance in strict accordance with the terms hereof.

29.      NOTICES.  Any notice or document required or permitted to be delivered hereunder shall be in writing and deemed to be delivered or given when (i) actually received; or (ii) signed for or “refused” as indicated on the postal service return receipt.  Delivery may be by personal delivery with a signed receipt or by United States mail, postage prepaid, certified or registered mail, or by nationally-known overnight carrier, addressed to the parties hereto at the respective addresses set out opposite their names below, or at such other address as they may hereafter specify by written notice delivered in accordance herewith:

If to Landlord:	Guilford Development Group, L.L.C. 400 University Drive, Suite 201 Coral Gables, Florida 33134 Attention: Frank W. Guilford, III, Member

If to Tenant:	Interval International, Inc. 6262 Sunset Drive Penthouse I Miami, Florida 33143 Attention: David C. Gilbert, President

With a required copy to:	Interval International, Inc. 6262 Sunset Drive Penthouse I Miami, Florida 33143 Attention: Legal Department

30.      INSURANCE.  Tenant shall not knowingly conduct or permit to be conducted any activity, or place any equipment, materials or other items in, on or about the Premises or the Project, which will in any way increase the rate of fire or liability or casualty insurance on the Project unless Tenant pays for all such increases; although it is understood that Tenant can use the Premises as permitted under Section 6 without being in violation of this provision.

a.             Property Insurance:

(1)           At all times during the Term, Tenant, at its sole cost and expense, will maintain a policy or policies of special form insurance insuring, in an amount not less than one hundred (100%) percent of the Full Insurable Value of the Project (including, without limitation, the Buildings and all leasehold improvements therein and Parking Area, Tenant’s personal property and on all items required to be insured by Tenant as set forth in Section 15) against loss or damage by fire, windstorm, explosion and other hazards and contingencies as are normally included in extended coverage policies with a Best’s A rated insurance company qualified to do business in the State of Florida having a Best’s Financial Size Category of not less than Class VIII.  The deductible amount under such insurance is subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed (and recognizing the special windstorm deductible as may be standard in the industry).  As provided in Sections 5 and 15, the deductibles are the responsibility of Tenant.  The term “Full Insurable Value” as used in this Lease means the actual replacement or repair cost (excluding cost of replacement of excavations, foundations, grading, paving and landscaping) using like kind and quality materials.  Payments for losses thereunder in connection with the Project (other than Tenant’s personal property and on all items required to be insured by Tenant as set forth in Section 15) shall be made solely to Landlord or the mortgagee(s) of Landlord as their interest may appear or in accordance with the escrow requirements of Section 15 hereof.  Payments for losses thereunder in connection with Tenant’s personal property and on all items required to be insured by Tenant as set forth in Section 15.d shall be made solely to Tenant.  Tenant’s property insurance shall include rent loss coverage in order to provide coverage for Landlord for any rent abatement following casualty pursuant to Section 15.e.

(2)           Tenant shall, upon the written request of Landlord from time to time, provide Landlord with current certificates of insurance evidencing compliance with this Section 30.  If requested in writing by Landlord’s lender, Tenant will also provide copies of Tenant’s insurance policies required under this Lease.  If any such policies identify other locations of Tenant, the addresses of such other locations may be redacted, and Tenant may also redact other irrelevant but confidential information.  Such copies of the policies shall be delivered to Landlord and Landlord’s lender in confidence.

b.             Liability Insurance:

(1)           Landlord may, but shall not be obligated to, maintain a policy or policies of commercial general liability and/or umbrella liability insurance with respect to the Project and the activities thereon.  If Landlord obtains such insurance, Tenant is not required to reimburse Landlord for any premiums in connection therewith.

(2)           Tenant agrees, that at all times during the Term (as well as prior and subsequent thereto if Tenant, its agents, employees, invitees and third persons in or about the Premises should then use or occupy any portion of the Premises), it will maintain commercial general liability insurance with respect to the Premises and Tenant’s activities therein and thereabout, insuring against liability for personal injury and property damage or a combination thereof, with deductibles of no more than $25,000.00, with the premiums thereon fully paid for on or before the due date, issued by a Best’s A rated insurance company qualified to do business in the State of Florida, having a Best’s Financial Size Category of not less than Class VIII, such insurance to afford minimum protection of not less than $5,000,000.00 combined single limit coverage or umbrella coverage for bodily injury, property damage or combination thereof.

c.             Landlord and Landlord’s mortgagee(s), if any, shall be named as additional insureds under Tenant’s property and liability insurance and shall include with the terms thereof contractual liability coverage and shall include ten (10) days’ notice of cancellation, to Landlord and its mortgagee(s).  Tenant shall deliver to Landlord a certificate or certificates evidencing such insurance reasonably acceptable to Landlord, and Tenant shall, at least thirty (30) days prior to the expiration of such policies, deliver to Landlord certificates of insurance evidencing the renewal of such policies, required hereunder.  Nothing in this Section 30 hereof shall prevent Tenant, so long as Tenant is the Original Tenant hereunder or is a successor by merger, consolidation or acquisition, from taking out the insurance of the kind and in the amounts provided for under this Section 30 under a blanket insurance policy or policies covering other properties as well as the Premises, provided, however, that any such policy or policies of blanket insurance shall otherwise comply as to endorsements and coverage with the provisions of this Section 30.

d.             Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto or the Project of which the Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other causes which are, or could or should be insured against under the terms of the standard property insurance policies referred to in subsection a hereof, regardless of whether such insurance is actually maintained and regardless of the cause or origin of the damage involved.  Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant severally agree to give to each insurance company which has issued to it policies of insurance, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

31.      RECORDING.  This Lease or any memorandum (other than Exhibit E) shall not be recorded without Landlord’s and Tenant’s prior written consent.

32.      TAX ON RENT.  If federal, state or local law now or hereafter imposes any sales, use or other tax, assessment, levy or other charge (other than any income, inheritance or estate tax) directly or indirectly upon:  (i) Landlord with respect to this Lease; (II) Tenant’s use or occupancy of the Premises; (iii) any Base Rent or Additional Rent payable under this Lease; or (iv) this transaction but only if any tax is due at execution of this Lease, then Tenant will pay the amount thereof as Additional Rent to Landlord with the payment of such Base Rent or Additional Rent to which such amount relates and otherwise upon demand.  Tenant acknowledges that the applicable sales tax as of the date hereof is seven (7%) percent.

33.      ESTOPPEL CERTIFICATES.  Tenant will from time to time, within fifteen (15) days after being requested to do so by Landlord, execute, acknowledge and deliver to Landlord (or, at Landlord’s request, to any existing or prospective purchaser, transferee, assignee or mortgagee of any or all of the Premises, the Project, any interest therein or any of Landlord’s rights under this Lease) an instrument in recordable form, certifying:  (i) that this Lease is unmodified and in full force and effect (or, if there has been any modifications thereof, that it is in full force and effect as so modified, stating therein the nature of such modifications); (ii) as to the dates to which the Base Rent and any Additional Rent and any other charges arising hereunder have been paid; (iii) as to the amount of any prepaid Rent or any credit due to Tenant hereunder; (iv) that Tenant has accepted possession of the Premises, and the date on which the Term of this Lease commenced; (v) as to whether, to the best of the Tenant’s knowledge, Landlord or Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (vi) as to any other fact or condition reasonably requested by Landlord or such other addressee.  Such instrument shall contain an express acknowledgment that the statements contained therein are being relied upon by Landlord and any such other addressee.

Landlord will from time to time, within fifteen (15) days after being requested to do so by Tenant, execute, acknowledge and deliver to Tenant (or, at Tenant’s request, to a third party prospective or permitted assignee or sublessee) an instrument certifying (i) that this Lease is unmodified and in full force and effect (or, if there has been any modifications thereof, that it is in full force and effect as so modified, stating therein the nature of such modifications); (ii) as to the dates to which the Base Rent and any Additional Rent and any other charges arising hereunder have been paid; (iii) as to the amount of any prepaid Rent or any credit due to Tenant hereunder; (iv) as to whether, to the best of the Landlord’s knowledge, Landlord or Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (v) as to any other fact or condition reasonably requested by Tenant or such other addressee.  Such instrument shall contain an express acknowledgment that the statements contained therein are being relied upon by Tenant and any such other addressee.

34.      ACCESS.  Tenant and its employees shall have access to the Project twenty-four (24) hours a day, seven (7) days a week, subject to emergency events and Force Majeure.

35.      BROKERAGE COMMISSION.  Landlord represents to Tenant that it has not dealt with any broker, agent or finder in connection with this Lease other than Capital Realty

Services, Inc. (“Landlord Broker”) and CBRE, Inc. (“Tenant’s Broker”).  Tenant represents to Landlord that is has not dealt with any broker, finder or salesperson in connection with this Lease other than Landlord’s Broker  and Tenant’s Broker.  Landlord will pay all leasing commissions due to Landlord’s Broker in connection with this Lease pursuant to the terms of a separate agreement, and Landlord shall cause Landlord’s Broker to pay a commission to Tenant’s Broker pursuant to the terms of a separate agreement between Landlord’s Broker and Tenant’s Broker.  Except as aforesaid, each party hereto hereby represents and warrants to the other that, in connection with the leasing of the Premises hereunder, they have not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due or payable on account thereof.  Each party hereto shall defend, indemnify and hold harmless the other from and against any liabilities/claims, expenses and costs (including reasonable attorneys’ fees) arising out of any inaccuracy in such party’s representation.

36.      SUCCESSORS.  The terms, provisions, covenants and conditions contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto, and their respective successors in interest and legal representatives.

37.      CONSTRUCTION OF LEASE AGREEMENT.  The titles, captions and item numbers in this Lease are inserted for convenient reference only and do not define or limit the scope or intent and should not be used in the interpretation of any item, Section, subsection or provision of this Lease.  Whenever the context requires or permits, the singular shall include the plural, and plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.  This Lease was the product of negotiations between representatives for Landlord and representatives for Tenant and the language of this Lease should not be more strictly construed against either party hereto.  If any term or provision of this Lease is susceptible to more than one interpretation, one or more of which render it valid and enforceable, and one or more of which would render it invalid or unenforceable, such term or provision shall be construed in a manner that would render it valid and enforceable.

38.      RADON GAS.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.

39.      SATELLITE DISH.  Subject to compliance with all applicable Legal Requirements, Tenant shall have the exclusive right to place, from time to time, satellite dishes, antennae and other communication or transmission devices (such devices being referred to as the “Satellite Dishes”) on the roof of each of the Buildings.  Additionally, Tenant shall have the right to install such wire, conduits, cables and other materials as necessary to connect the Satellite Dishes to Tenant’s allied machinery and equipment in the Premises (the Satellite Dishes and any such connecting material being collectively referred to as the “Satellite Dish Facilities”).  However, prior to the installation of any Satellite Dish Facilities, Tenant, at its expense, shall be required to provide Landlord with a certification by a registered professional structural engineer that the structural system of the roof is adequate to support the superimposed loads produced by any Satellite Dishes at the location on the roof of such

Satellite Dishes and Tenant, at its expense, shall be required to provide Landlord with satisfactory assurance that the existing construction materials of the roof (such as the roof membrane) shall be protected from the Satellite Dishes.  At the expiration or earlier termination of the Lease, Tenant, at its expense, may remove the Satellite Dish Facilities belonging to Tenant, but Tenant shall remove any Satellite Dish Facilities belonging to an unaffiliated third party.  Any work required to restore the roof of any other part of the Buildings from any damage occasioned by the installation, maintenance or removal of the Satellite Dish Facilities shall be borne by Tenant, and Tenant shall indemnify and hold harmless Landlord from any costs, expenses, liabilities and the like, including reasonable attorneys’ fees, occasioned by any damage to property and injury or death to persons caused by such installation, maintenance or removal, except to the extent caused by the negligence, willful misconduct or breach of this Lease of Landlord. Landlord hereby ackowledges and agrees that any Satellite Dishes and Satellite Dish Facilities installed at the Premises by Tenant prior to the date hereof pursuant to the terms of the Original Lease comply with all of the requirements set forth in this Section 39 and are hereby deemed approved by Landlord.

Tenant shall be responsible for the installation of all Satellite Dish Facilities (including the attachment thereto to the roof) and for all costs and expenses arising from and relating to the Satellite Dish Facilities and the installation, operation, maintenance and repair thereof, and, if Tenant elects to remove the Satellite Dish Facilities, or for those Satellite Dish Facilities for which removal is required, for the removal thereof.

The installation, maintenance and removal of the Satellite Dish Facilities shall be performed by contractors and workers first approved by Landlord, which approval will not be unreasonably withheld or delayed.  However, Landlord reserves the right to require Tenant, at Tenant’s expense, to use Landlord’s roofing contractor in connection therewith if, in Landlord’s reasonable judgment, the Landlord’s roof warranty may be affected by any such work.

Landlord agrees that Tenant and engineering and maintenance personnel reasonably approved by Landlord shall have access to the Satellite Dish Facilities in order to install, operate, maintain, inspect and remove, as required, the Satellite Dish Facilities.  Landlord shall not unreasonably interfere with or impair the use, operation, maintenance or repair of the Satellite Dish Facilities.

Tenant may sublease to unaffiliated third parties rooftop rights for the installation of Satellite Dish Facilities, without Landlord’s consent, but Tenant shall give Landlord written notice of the existence of any such subleases from time to time upon Landlord’s request.  All revenues derived from such third party subleases shall belong to Tenant.

The Satellite Dish Facilities shall not be considered a part of the Premises for the purpose of determining Tenant’s rental obligations under the Lease and no Rent therefor shall be charged during the Term (including any renewal period specifically provided under this Lease).  However, Tenant’s use of the Satellite Dish Facilities is otherwise subject to all of the terms and conditions of this Lease with respect to Tenant’s use and occupancy of the Premises, including, without limitation, Sections 10, 21 and 30.

40.      COMMUNICATION SYSTEMS.  Tenant will have the right to install its telephone, communications, data and related equipment including wiring and cables in the Building’s core and/or chase facilities at Tenant’s sole expense and subject to compliance with all applicable Legal Requirements.

41.      MISCELLANEOUS.

a.             Anything in this Lease to the contrary notwithstanding, under no circumstances shall Landlord have any lien or possessory interest in Tenant’s business papers and records, including the media on which those records and data are stored.

b.             Landlord and Tenant acknowledge their duty to exercise their rights and remedies, and perform their obligations reasonably and in good faith.

c.             Wherever in this Lease, the consent or approval of either the Landlord or the Tenant is required, such consent or approval shall not be unreasonably withheld or delayed, unless the Lease expressly provides that such consent shall be in such party’s sole discretion.  Whenever the provisions of this Lease allow the Landlord or the Tenant to perform or not perform some act at their option or in their judgment, the decision of the Landlord and Tenant to perform or not perform such act must be reasonable.  However, if any such items would affect the structure, base building systems, or exterior of a Building, then Landlord’s consent shall be in its sole discretion.

d.             Time is of the essence of this Lease.

42.      CONFIDENTIALITY.  The parties agree that the terms of this Lease are confidential information and shall not be disclosed to third parties (other than Landlord’s prospective purchasers or lenders, members, partners, employees, officers, directors, shareholders, leasing and management personnel, attorneys, accountants, and any other consultants, and any other person or entity to whom a landlord would normally disclose lease provisions) and other than Tenant’s prospective purchasers or lenders, members, partners, employees, officers, directors, shareholders, management personnel, attorneys, accountants, and any other consultants, and any other person or entity to whom a tenant would normally disclose lease provisions, and other than Tenant’s prospective subtenants or assignees) except pursuant to subpoena, court order, governmental subpoena or except as otherwise required by law or as part of a public stock offering by Tenant.  In addition, Tenant may make press releases concerning this Lease.

43.      EXHIBITS AND RIDERS.  The Exhibits and Rider(s), if any, attached to this Lease are made a part hereof and incorporated herein by this reference.

44.      GOVERNING LAW.  This Lease shall be construed in accordance with and governed by the laws of the State of Florida.

45.      ENVIRONMENTAL PROVISIONS.

a.             Tenant shall not knowingly permit to remain in, incorporate into, use or otherwise place or dispose of at the Premises or in the Project any toxic or hazardous materials unless (i) such materials are in small quantities, properly labeled and contained, (ii) such materials are handled and disposed of in accordance with accepted industry standards for safety, storage, use and disposal, (iii) such materials are for use in the ordinary course of business (i.e., as with office or cleaning supplies) and (iv) such materials are handled and disposed of in accordance with all applicable Legal Requirements.  If Tenant ever has knowledge of the presence in the Premises or the Project of toxic or hazardous materials, Tenant shall notify Landlord thereof in writing promptly after obtaining such knowledge.  For purposes of this Lease, hazardous or toxic materials shall mean hazardous or toxic chemicals or any materials containing hazardous or toxic materials to be classified as hazardous or toxic as then prescribed by the prevalent industry practice and standards or as set from time to time by EPA or OSHA or as defined under 29 CFR 1910 or 29 CFR 1925 or other applicable Legal Requirements.

b.             If Tenant or its employees, agents or contractors shall ever violate the provisions of subsection a, above, or if Tenant’s acts, negligence, breach of this provision or business operations directly and materially expand the scope of any contamination from toxic or hazardous materials, then Tenant, at its sole cost and expense, shall clean-up, remove and dispose of the material causing the violation, in compliance with all applicable Legal Requirements and repair any damage to the Premises or Project within such period of time as may be reasonable under the circumstances after written notice by Landlord, provided that such work shall commence not later than thirty (30) days from such notice and be diligently and continuously carried to completion by Tenant or Tenant’s designated contractors.  Tenant shall notify Landlord of its method, time and procedure for any clean-up or removal of toxic or hazardous materials under this provision; and shall obtain Landlord’s written approval, not to be unreasonably withheld or delayed.  Tenant shall indemnify and hold harmless Landlord against any costs, fines, damages, expenses, and other liabilities (including, but not limited to, reasonable attorneys’ fees and costs) arising therefrom.

c.             To the extent the presence of hazardous or toxic materials at the Project is caused by Landlord’s negligence, willful misconduct or breach of this Lease, then Landlord will be responsible for the clean-up, removal and disposal costs thereof, all in accordance with applicable Legal Requirements and accepted industry standards, and Landlord shall indemnify and hold harmless Tenant against any costs, fines, damages, expenses, and other liabilities (including, but not limited to, reasonable attorneys’ fees and costs) arising therefrom.

46.      NO PARTNERSHIP.  Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes the Landlord a partner of the Tenant or a joint venturer or member of a common enterprise with the Tenant.

47.      RIGHT OF FIRST OFFER.

a.             As of the date hereof, Landlord hereby grants to Tenant a continuing right of first offer to purchase the Project, exercisable by Tenant as follows:  Landlord shall notify Tenant in writing that it intends to place the Project on the market for sale to an unaffiliated third party.  By written notice delivered to Landlord within ten (10) business days after receipt of notice of such intent, Tenant may elect to pursue negotiations for the purchase of the Project.  If Tenant fails to so notify Landlord within such ten (10) business day period, then the right of first offer shall be deemed to be waived by Tenant and of no further force or effect for a period of one

(1) year from the date that Landlord notified Tenant of Landlord’s intent to sell the Project.  If Landlord sells the Project to an unaffiliated third party during such one(1) year period, then the right of first offer shall be void and of no further force or effect and shall not be applicable to Landlord’s successor.  If Landlord does not sell the Project within such one (1) year period, then the right of first offer shall be deemed to be applicable the next time that Landlord intends to place the Project on the market for sale to an unaffiliated third party after the expiration of such one (1) year period.

b.             If Tenant elects to pursue negotiations, then Tenant and Landlord shall, within twenty (20) days after Tenant’s notice to Landlord, enter into good faith negotiations for the purchase of the Project by Tenant.  If, despite such good faith negotiations, the parties are unable to execute an agreement for the sale and purchase of the Project within thirty (30) days after the date that such negotiations commence, for any reason whatsoever, then Landlord shall have the right to sell the Project to any entity at any price within ten (10%) percent of the price that Landlord offered to sell the Project to Tenant.  In addition, Tenant shall execute, within ten (10) days after the expiration of the thirty (30) day negotiation period, an instrument in recordable form in order to evidence that Tenant and Landlord were unable to reach an agreement.  Notwithstanding anything contained herein to the contrary, Tenant shall not be permitted to exercise the right of first offer while in default of this Lease, subject to any applicable default notice and grace or cure periods.

c.             Notwithstanding the foregoing, the right of first offer shall not be applicable to any transfers by Landlord to (x) a lender as part of a financing by Landlord or (y) any corporation or other legal entity that is an affiliate, subsidiary, parent or successor of Landlord, or to a corporation or other legal entity into or with which Landlord may be merged or consolidated or to any entity as part of an intra-family transfer for estate planning purposes or otherwise, and/or (ii) transfer of Landlord’s interest pursuant to a foreclosure or deed in lieu thereof; provided, further, that Landlord may not effect such a transfer if the purpose of the transfer is to transfer the Project to an unrelated third party and to circumvent Tenant’s right of first offer set forth herein.

d.             The right of first offer shall be exercisable only by the Original Tenant, any affiliated successor to the Original Tenant or by the first (1st) unaffiliated successor to the Original Tenant.  Upon any further assignment or other transfer of this Lease by the Original Tenant, any affiliated successor or the first (1st) unaffiliated successor between the date of this Lease and the closing date of the sale of the Project to Tenant (except for a transfer not requiring Landlord’s consent), the right of first offer shall, at Landlord’s option, be deemed void and of no force or effect.

48.      RENEWAL OPTIONS.

a.             Grant of Renewal Options.  Tenant may extend the Term of the Lease on the same terms and conditions of the Lease, except as otherwise provided herein, for the Renewal Periods, as hereinafter defined (the “Renewal Option”).

b.             Renewal Periods.  There shall be two (2) Renewal Periods, herein sometimes called the “First Renewal Period” and the “Second Renewal Period” (each, a

“Renewal Period”).  The “First Renewal Period” is the period commencing on the first day after the last day of the initial Term (the “First Renewal Period Commencement Date”) and ending on the last day of the sixtieth (60th) full calendar month thereafter, unless ended earlier under the Lease (i.e., the First Renewal Period is from October 1, 2026 through September 30, 2031).  The “Second Renewal Period” is the period commencing on the first day after the last day of the First Renewal Period (the “Second Renewal Period Commencement Date”) and ending on the last day of the sixtieth (60th) full calendar month thereafter, unless ended earlier under the Lease (i.e., the Second Renewal Period is from October 1, 2031 through September 30, 2036).

c.             Exercise of Renewal Options.  The Renewal Option for the First Renewal Period (the “First Renewal Option”) shall be exercisable by delivery of written notice from Tenant to Landlord of Tenant’s election to exercise the First Renewal Option at least twelve (12) months before the First Renewal Period Commencement Date, time being of the essence.  The Renewal Option for the Second Renewal Period (the “Second Renewal Option”) shall be exercisable by delivery of written notice from Tenant to Landlord of Tenant’s election to exercise the Second Renewal Option at least twelve (12) months before the Second Renewal Period Commencement Date, time being of the essence.

d.             Renewal for One Building.  Tenant may elect in its sole and absolute discretion to exercise the Renewal Option with respect to only one (1) of the Buildings at the Project.  If Tenant elects to exercise the Renewal Option for one (1) of the Buildings only, then Tenant shall exercise the First Renewal Option or Second Renewal Option, as applicable, at least twenty (20) months prior to the First Renewal Period Commencement Date or the Second Renewal Period Commencement Date, as applicable (instead of twelve (12) months as provided in Section 48.c hereof).  In the event that Tenant properly exercises a Renewal Option with respect to only one (1) of the Buildings in accordance with this Section 48 (a “Renewed Building”), then the Lease with respect to the Building for which the Renewal Option was not exercised (the “Non-Renewed Building”) shall be terminated on the commencement date of the Renewal Period for the Renewed Building and Tenant shall surrender the Non-Renewed Building in accordance with the applicable terms of this Lease as of the expiration of the then-current Term (including without limitation that Tenant at its expense shall remove all Exterior Signs except for Exterior Signs attached to the Renewed Building, and thereafter Landlord in its sole discretion may grant signage rights to one or more tenants of the Non-Renewed Building, it being agreed that Tenant shall no longer have exclusive signage rights for the Project except for the Exterior Signs attached to the Renewed Building).  Landlord and Tenant agree to reasonably cooperate to execute an amendment to this Lease on or prior to the commencement date for a Renewed Building to memorialize the renewal of this Lease for the Renewed Building, including without limitation, the recitation of the Term, Premises and Base Rent as necessary to reflect the removal of the Non-Renewed Building from the Premises and any other required conforming changes, including without limitation the following:  (i) Tenant’s Proportionate Share shall be a fraction, the numerator of which is the Rentable Area of the Renewed Building and the denominator of which is the Rentable Area of the Project; and (ii) Tenant shall be entitled to use Tenant’s Proportionate Share of the total number of parking spaces in the Parking Area, it being agreed that future tenants of the Non-Renewed Building shall have the right to utilize the remainder of the Parking Area and that Landlord may grant other tenants the right to exclusive parking spaces; and (iii) the Project thereafter shall be a multi-tenant project as opposed to a single-tenant project, and the amendment shall include provisions that are customarily included in leases for multi-tenant projects, including without limitation that:

(A)          All Parking Areas, landscaped areas, sidewalks, means of ingress and egress to the Project, security features serving the Project, and any facilities or systems that are shared by both Buildings (including without limitation the lobby) shall thereafter be deemed to be common areas under Landlord’s exclusive management and control, and Tenant shall have the use of such common areas in common with tenants of the Non-Renewed Building; and

(B)          Landlord shall maintain and repair the common areas and Tenant shall pay to Landlord on a monthly basis Tenant’s Proportionate Share of estimated Operating Costs for the common areas pursuant to a customary operating cost provision (including without limitation an annual reconciliation of estimated versus actual common area Operating Costs and shall be administered as follows:  The Operating Costs for the calendar year in which the applicable Renewal Period commences shall be the actual Operating Costs for such year, and thereafter there shall be a cap on increases in Operating Costs (other than non-controllable expenses such as, without limitation, utilities) equal to five (5%) percent per year on a cumulative and compounding basis); and

(C)          Landlord shall pay all Real Estate Taxes for the Project and maintain property and liability insurance for the Project (and all other forms of insurance as may be required by Landlord’s lender), and Tenant shall pay to Landlord on a monthly basis Tenant’s Proportionate Share of estimated Real Estate Taxes and Landlord’s insurance for the Project in the same manner as Tenant’s payment of Operating Costs as described hereinabove except that there shall be no cap on increases in Real Property Taxes and/or insurance; and

(D)          Operating Costs will not include (1) mortgage principal or interest; (2) ground lease payments; (3) leasing commissions; (4) costs of advertising space for lease in the Project; (5) costs for which Landlord is reimbursed by insurance proceeds or from other tenants (other than such tenants’ regular contributions to Operating Costs); (6) the costs of constructing additional buildings or additions to existing buildings; (7) legal fees incurred for negotiating leases or collecting rents; (8) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition, (9) costs of capital repairs, improvements, and replacements, except to the extent (i) required to comply with laws not in effect on the Commencement Date of the applicable Renewal Term, or (ii) the capital item will result in a verifiable expense savings to Tenant, in which case the monthly amortization of the capital item in question shall be the sum of the (x) quotient obtained by dividing the cost of the capital improvement the number of months of useful life of such improvement based on generally accepted accounting principles plus (y) interest imputed on the unamortized portion at the interest rate customarily utilized by Landlord or its affiliates in its amortization of capital improvements; (10) expenses for tenant improvement work or allowances, inducements, and other concessions for any tenant; (11) depreciation of; (12) compensation paid to officers or executives of Landlord above the level of property manager; or (13) professional fees incurred in connection with preparing or enforcing any lease; and

(E)           Not more than one (1) time per year, Tenant shall have the right to cause Landlord’s books and records with respect to Operating Costs, Real Estate Taxes and insurance to be audited by an independent certified public accountant of Tenant’s choosing who shall not be compensated on a contingency fee basis).  Landlord shall cause such books and records to be made available for such inspection during such normal business hours in Landlord’s management office, upon ten (10) business days’ prior notification to Landlord.  Such audit shall be done in accordance with generally accepted accounting principles, consistently applied.  If, at the conclusion of such audit, Tenant’s audit of such expenses for the preceding year indicates that Tenant made an overpayment to Landlord for such preceding year, Landlord shall remit the amount of such overpayment to Tenant within thirty (30) days after receipt of notice from Tenant of the amount of such overpayment if no default is then continuing beyond applicable notice and cure periods.  If, at the conclusion of such audit, such audit reveals an underpayment by Tenant, Tenant will remit the amount of such underpayment within thirty (30) days of Tenant becoming aware of such underpayment.  Should Landlord disagree with the results of Tenant’s audit, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy.  The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding.  Such books and records and the results of any such audit are to be kept strictly confidential and are not to be made available or published by Tenant to anyone, unless required by any applicable legal requirement or governmental authority.  Landlord shall pay the cost of Tenant’s initial audit if the total amount of Operating Costs, Real Estate Taxes and insurance used for the calculation of pass-throughs for the year in question exceeded five (5%) percent or more of the total amount of Operating Costs, Real Estate Taxes and insurance that should properly have been used; and

(F)           Landlord shall be entitled to make such changes to the common areas as Landlord deems to be advisable in its sole discretion in order to convert the Project into a multi-tenant project (including without limitation changes to the Parking Area and lobby), so long as Tenant’s access to the Renewed Building is not adversely affected in any material respect; and

(G)          Tenant’s self-help right to cure a Landlord default as set forth in Section 15 above shall only be applicable to the extent the default is curable wholly within the Renewed Building (it being agreed that Tenant will not have such self-help right with respect to a Landlord default relating to any common areas); and

(H)          At Landlord’s option in Landlord’s sole discretion, Tenant shall be required to remove, at Tenant’s expense, any and all of Tenant’s security features serving the entire Project including without limitation any guardhouses and lobby security desks.  Notwithstanding the foregoing, if the parties reach an agreement for an additional building to be built on the Land pursuant to Section 49, and Tenant thereafter exercises a Renewal Option, Tenant shall not have the right to renew for only one (1) Building pursuant to this subsection d; in such event Tenant may only renew the Lease for the entire then-existing Premises.

e.             Conditions of Exercise.  Tenant may only exercise a Renewal Option, and an exercise thereof shall only be effective if at the time of Tenant’s exercise of such Renewal Option and on the respective Renewal Period Commencement Date the Lease is in full force and effect and no default exists under the Lease beyond the expiration of the applicable grace period, if any.  If a Renewal Option is not exercised as provided above, such Renewal Option (and any subsequent Renewal Option) shall terminate and Tenant shall not thereafter have any further rights hereunder.  Tenant’s right to exercise the Second Renewal Option is conditioned upon Tenant’s proper renewal of the Term for the First Renewal Period.

f.             Rent.  The Base Rent per square foot of Rentable Area of the Premises payable during each Renewal Period shall be the Market Rental Rate, as hereinafter defined.  “Market Rental Rate” of the Premises shall be an amount determined by Landlord on the basis of ninety-five (95%) percent of the then-prevailing market rental rate for office space in Comparable Class Buildings for new tenant lease transactions on an “as-is” basis taking into account tenant improvement allowances, rent abatements or other concessions then being offered in Comparable Class Buildings by tenants of comparable quality, size and creditworthiness.

g.             Determination of Market Rental Rate.  Commencing one hundred eighty (180) days prior to the deadline for Tenant to exercise each Renewal Option, Tenant shall have the right to request Landlord’s determination of the Base Rent for the upcoming Renewal Period.  Landlord shall notify Tenant of its determination no later than thirty (30) days thereafter so that Tenant shall have sufficient time to decide whether to elect to renew the Lease.  If, despite good faith negotiation, Landlord and Tenant cannot agree on the Base Rent for the upcoming Renewal Period on or before thirty (30) days prior to the deadline for Tenant to exercise its Renewal Option, then Tenant must nonetheless timely elect to exercise its Renewal Option and be bound by the result of the appraisal process described below.  Upon Tenant’s exercise, Landlord and Tenant (within ten (10) days) shall each select an independent disinterested MAI appraiser, which appraisers shall complete their written appraisals of the Market Rental Rate within twenty (20) days thereafter.  Landlord and Tenant shall each bear the costs of their respective appraisers.  If the difference between the two appraisals is equal to or less than ten (10%) percent of the higher appraisal, then the average of such two appraisals shall be the Base Rent for the upcoming Renewal Period.  If the difference between the two appraisals is more than ten (10%) percent of the higher appraisal, then the appraisers shall mutually select a third independent disinterested MAI appraiser (within ten (10) days).  Such third appraiser shall then (within ten (10) days) make its determination of the Market Rental Rate of the Premises, and the average of such three appraisals shall be the Base Rent for the upcoming Renewal Period.  Landlord and Tenant shall each pay one-half (1/2) of the fees and costs of such third appraiser.  At a minimum, each of the MAI appraisers shall be disinterested commercial real estate appraisers doing business in west Miami-Dade County, Florida, and properly licensed, with substantial experience in the west Miami-Dade County, Florida office markets.  If the dispute is not finally resolved as of the commencement of the applicable Renewal Period, then Tenant shall pay the Base Rent for the Renewal Period for the immediately prior year, increased by CPI, until such dispute is finally resolved.  Upon the final determination, then Tenant shall receive a credit, or Tenant shall pay any underpayment to Landlord within thirty (30) days of such determination, as applicable, such credit or payment to be equal to the difference between the Base Rent then being paid by Tenant and the Base Rent that Tenant should have been paying, as determined by such appraisal process.

h.             As-Is.  Tenant shall be deemed to have accepted the Premises in “as-is” condition as of the commencement of each Renewal Period, subject to any other repair and maintenance obligations of Landlord under the Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Project as a result of Tenant’s renewal of the Lease.

i.              No Further Renewal.  Following expiration of the Second Renewal Period as provided herein, Tenant shall have no further right to renew or extend the Lease.

j.              Assignees/Subtenants.  The Renewal Option as set forth in this Section 48 shall not be personal to Original Tenant and shall run to the benefit of any permitted assignees of Original Tenant’s interest under this Lease subject to Landlord’s approval not to be unreasonably withheld, conditioned or delayed.  In addition, solely in connection with an approved sublease of the entire Premises for the entire remaining Term, the right to exercise the Renewal Option as set forth in this Section 48 may be assigned by Tenant to such subtenant so that such subtenant shall have the right to exercise the Renewal Option and enter into a direct lease with Landlord commencing on the first day of the Renewal Period, provided that (i) as part of Tenant’s assignment of the Renewal Option to such subtenant, Tenant expressly and irrevocably waives in writing Tenant’s right to exercise the Renewal Option, and (ii) as a condition to the effectiveness of the exercise by such subtenant of the Renewal Option, following such subtenant’s exercise of the Renewal Option and prior to the expiration of the then-current Term, such subtenant and Landlord shall enter into a lease of the Premises on all of the same terms and conditions of this Lease and as applicable to the Renewal Period (including without limitation the Base Rent to be paid for such Renewal Period as determined as provided above).

49.      POTENTIAL EXPANSION INQUIRY.  Tenant shall have the right to require Landlord to provide certain material terms under which Landlord would agree to construct a new building on the Land of not less than thirty thousand (30,000) and no more than sixty thousand (60,000) square feet by providing written notice to Landlord (the “Expansion Inquiry Notice”).  The Expansion Inquiry Notice shall include a reasonable level of specificity on Tenant’s requirements for any such new building and the material terms on any proposed lease amendment to be entered into in connection therewith.  The request for such material terms and specifications may include, without limitation, (i) the approximate cost to build any such building, (ii) timeline of construction, (iii) material lease terms in the event that any such building is added to the Premises and (iv) any other material terms reasonably requested by Tenant.  Landlord shall use commercially reasonable efforts to respond (the “Expansion Inquiry Response”) to any such Expansion Inquiry Notice within thirty (30) days after receipt thereof or as soon as reasonably practicable thereafter.  Landlord shall use commerically reasonable efforts to include in any such Expansion Inquiry Response detailed responses on each and every query included in the Expansion Inquiry Notice.  Upon receipt of the Expansion Inquiry Reponse, Tenant may, in its sole and absolute discretion, engage Landlord on further negotiations on the potential construction of an additional building to be added to the Premises.  Tenant acknowledges that an additional building to be built on the Land will reduce the Parking Area available to the Project.  Landlord and Tenant each agree to negotiate in good faith thereafter on a commercially reasonable and market agreement in connection with such construction and the leasing thereof by Tenant; provided, however, Landlord and Tenant agree that, notwithstanding anything to the contrary set forth in this Lease, the Term of the then-existing Premises and the term for any such new building to be added to the Premises, shall be for a period of ten (10) years commencing on the date of substantial completion of any such new building and the commencement of Tenant’s rental obligations with respect thereto.  In the event that Landlord and Tenant are able to come to a mutually acceptable agreement regarding the addition of any such future building to the Premises, the parties shall act in good faith to promptly complete an amendment to this Lease reflecting any new lease terms required in connection with such construction and Tenant and Landlord’s new rights and obligations relating thereto.

The parties acknowledge that despite good faith negotiations, all of the essential terms for the leasing of a new building would need to be agreed to (including without limitation improvements and rental rates, which would be a function of total project costs), which essential terms shall be acceptable to the parties in their sole and absolute discretion, and the development and construction of a new building on the Land would be subject to Landlord being able to obtain construction financing and any and all required governmental permits and approval therefor, all on terms acceptable to Landlord in its sole and absolute discretion.  Except to negotiate in good faith, neither Landlord nor Tenant shall have any obligation or liability whatsoever if the parties fail to reach agreement for a lease for a new building on the Land, and even a failure to negotiate in good faith shall have no effect whatsoever on the obligations of Landlord and Tenant pursuant to this Lease (it being acknowledged and agreed that any breach of this Section shall in no event constitute a default by either party under this Lease, and that any remedies as between Landlord and Tenant in connection with any such negotiations shall be pursued separately from this Lease).

Notwithstanding anything to the contrary contained herein:  (a) Tenant may provide an Expansion Inquiry Notice only if at such time the Lease is in full force and effect and no default exists under the Lease beyond the expiration of the applicable grace period, if any; and (b) if there is a foreclosure of Landlord’s interest in the Project or deed-in-lieu of foreclosure, then this Section 49 shall automatically and without further notice or instrument be deemed to be void and of no further force or effect; and (c) Tenant’s right to provide an Expansion Inquiry Notice shall automatically and without further notice or instrument be deemed to be void and of no further force or effect as of September 30, 2022.

50.        OFAC COMPLIANCE/PATRIOT ACT.  Each of Landlord and Tenant represents and warrants that:  (a) neither it nor any person or entity that directly or indirectly owns an interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (b) its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) (i.e., Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (c) throughout the Term of this Lease, Landlord and Tenant shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.

51.        SECURITY DEPOSIT.  There is no security deposit required to be posted by Tenant under this Lease.  If Landlord is holding a security deposit under the Original Lease, Landlord agrees to to promptly return the security deposit to Tenant within thirty (30) days after the Commencement Date (or if the security deposit was in the form of one or more Letters of Credit and if Landlord cannot locate the original(s) thereof, Tenant shall provide copies thereof to Landlord and Landlord will provide a letter to the issuer(s) authorizing the issuer(s) to cancel the Letter(s) of Credit).

52.      GUARANTY.  Simultaneously with the execution of this Lease, Tenant shall cause its parent company, INTERVAL LEISURE GROUP, INC., a Delaware corporation, to execute and deliver to Landlord that certain Unconditional Guaranty attached hereto and made a part hereof as Exhibit F.

53.      LANDLORD’S RECAPTURE OPTION.

a.             Option to Recapture Portion of Parking Area.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the option (the “Parking Recapture Option”) to recapture a portion of the Parking Area consisting of approximately 20,000 square feet, as more particularly shown on Exhibit G attached hereto and made a part hereof (the “Parking Recapture Area”), exercisable upon ninety (90) days’ written notice to Tenant (the “Parking Recapture Effective Date”).  In no event may Landlord recapture more than a total of fifty-five (55) parking spaces (the actual number of parking spaces recaptured by Landlord is hereinafter referred to as the “Actual Recaptured Spaces”).  If Landlord exercises the Parking Recapture Option, Landlord at its expense shall provide a survey and legal description of the Parking Recapture Area, and as part of Landlord’s exercise of the Parking Recapture Option, Landlord shall confirm that, if Tenant provides an Expansion Inquiry Notice and the parties enter into negotiations as provided in Section 49 above, such expansion to the Premises can be accomplished without the Parking Recapture Area, or in the alternative, that Landlord would provide alternative replacement parking (which may be structured parking) to allow for an additional building on the remaining Land (it being intended that Landlord’s exercise of the Parking Recapture Option in and of itself should not be a basis for Landlord not being able to accommodate construction of an additional building as contemplated in Section 49; and in addition, it is intended that if Landlord determines that structured parking will be constructed, the incremental cost of structured parking over surface parking should not be included in the determination of the rent for an additional building pursuant to Section 49 to the extent that structured parking is needed to accommodate parking for an additional building due to the elimination of the spaces in the Parking Recapture Area; unless Tenant requests additional spaces in a parking structure as part of the negotiations for an additional building pursuant to Section 49).

b.             Modification of Parking Area.  If Landlord exercises the Parking Recapture Option, Landlord at its expense will relocate the fence/wall to enclose the remainder of the Parking Area and will make all other necessary modifications to the Parking Area, including paving, striping, curbing and landscaping.

c.             Base Rent Reduction.  Commencing on the Parking Recapture Effective Date and continuing for the remainder of the initial Term, Tenant shall be entitled to a monthly Base Rent reduction equal to $45.00 per space per month multiplied by the number of Actual Recaptured Spaces (the “Base Rent Reduction”).

d.             Amendment.  If Landlord exercises the Parking Recapture Option, the parties will enter into an amendment to this Lease to memorialize such exercise and the corresponding Base Rent Reduction.

54.      WAIVER OF JURY TRIAL.  THE PARTIES HERETO SHALL, AND THEY HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES OR PROJECT.

[signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Lease to be executed, effective as provided in Section 27.

WITNESSES:	LANDLORD:

GUILFORD DEVELOPMENT GROUP, L.L.C., a Florida limited liability company

/s/ Lidia Gonzalez
Print Name: Lidia Gonzalez

	By:	/s/ Frank W. Guilford III
Name: Frank W. Guilford III
Title: Managing Member

/s/ Olga Orihuela	Dated: 9-30-15
Print Name: Olga Orihuela

TENANT:

INTERVAL INTERNATIONAL, INC., a Florida corporation

/s/ Michele L. Keusch	By:	/s/ Victoria J. Kincke
Print Name: Michele L. Keusch	Name: Victoria J. Kincke
Title: Senior Vice President

/s/ Patricia Kemp	Dated: 9/30/15
Print Name: Patricia Kemp